CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount	offering	aggregate	Amount of
	to be	price per	offering	registration
Title of each class of securities to be registered	registered	unit	price	fee

8.375% Notes due 2017	$1,300,000,000	98.575%	$1,281,475,000	$71,506 (1)

(1)	The filing fee of $71,506 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-138548

Prospectus supplement
(To prospectus dated November 15, 2006)

Sprint Nextel Corporation

$1,300,000,000

8.375% Notes due 2017

We will pay interest on the notes on February 15 and August 15 of each year, beginning February 15, 2010. The notes will mature on August 15, 2017.

We may redeem some or all of the notes at any time and from time to time at the redemption price set forth under “Description of Notes—Optional Redemption.” If a change of control triggering event occurs, we will be required to make an offer to repurchase the notes in cash from the holders at a price equal to 101% of their aggregate principal amount, plus accrued but unpaid interest to, but not including, the date of repurchase. See “Description of Notes—Repurchase of Notes Upon a Change of Control Triggering Event.”

The notes are our unsecured senior obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be effectively subordinated to the indebtedness and other liabilities (including trade payables) of our subsidiaries, as well as our secured indebtedness to the extent of the value of the assets securing such debt.

Investing in the notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	98.575%	$1,281,475,000
Underwriting Discounts and Commissions	1.750%	$22,750,000
Proceeds, Before Expenses, to Sprint Nextel	96.825%	$1,258,725,000

The public offering price above does not include accrued interest. Interest on the notes will accrue from August 13, 2009 and must be paid by the underwriters if the notes are delivered to the underwriters after that date.

Sprint Nextel expects that delivery of the notes will be made in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A/N.V. and Clearstream Banking, société anonyme, on or about August 13, 2009.

J.P.Morgan	Citi	Wells Fargo Securities

BofA Merrill Lynch	Barclays Capital
Mitsubishi UFJ Securities	RBS
Daiwa Securities America Inc.	Deutsche Bank Securities
Goldman, Sachs & Co.	Mizuho Securities USA Inc.

August 10, 2009

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement to “Sprint Nextel,” “we,” “us,” “our” or similar references mean Sprint Nextel Corporation and its subsidiaries.

Where you can find more information

Available information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

Our SEC filings are also available at the offices of the New York Stock Exchange, or the NYSE, 20 Broad Street, New York, New York 10005. Our SEC filings are also available on our website at www.sprint.com, although the information on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of certain of the documents referred to in this prospectus supplement have been filed with or are incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of documents by reference

The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 6200 Sprint Parkway, Overland Park, Kansas 66251, Attention: Investor Relations, telephone: 800-259-3755.

This prospectus supplement incorporates by reference the following documents that we have filed with the SEC but have not included or delivered with this prospectus supplement and the accompanying prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on February 27, 2009;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 filed on May 8, 2009 and the quarter ended June 30, 2009 filed on August 4, 2009; and

•	Current Reports on Form 8-K filed on January 26, 2009, as amended by Forms 8-K/A filed on January 27, 2009 and August 5, 2009; March 3, 2009; March 27, 2009; July 9, 2009 and July 28, 2009.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus supplement until the offering of the securities covered by this prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

The information relating to us contained in this prospectus supplement should be read together with the information in the documents incorporated by reference.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. They can be identified by the use of forward-looking words, such as “may,” “could,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “plan,” “providing guidance” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•	the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the effect of limiting capital and operating expenditures on our ability to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•	the impact of third parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide handset devices or infrastructure equipment for our code division multiple access, or CDMA, network, or Motorola, Inc.’s ability or willingness to provide related handset devices, infrastructure equipment and software applications, or to develop new technologies or features, for our integrated Digital Enhanced Network, or iDEN, network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire Corporation and its deployment of a Worldwide Interoperability for Microwave Access, or WiMAX, network;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs and/or potential customer impacts of compliance with regulatory mandates;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security;

•	one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in Part I, Item 1A, “Risk Factors,” and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, in Part II, Item 1A, “Risk Factors,” which are incorporated herein by reference.

Summary of the offering

Issuer	Sprint Nextel Corporation

Securities Offered	$1,300,000,000 aggregate principal amount of 8.375% Notes due 2017.

Maturity	The notes will mature on August 15, 2017.

Interest Rate	The notes will bear interest at 8.375% per annum.

Interest Payment Dates	Each February 15 and August 15, commencing February 15, 2010. Interest will accrue from August 13, 2009.

Ranking	The notes are our unsecured senior obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will be effectively subordinated to the indebtedness and other liabilities (including trade payables) of our subsidiaries, as well as our secured indebtedness to the extent of the value of the assets securing such debt.

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined herein), we will be required to make an offer to purchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Repurchase of Notes Upon a Change of Control Triggering Event.”

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk factors

You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in the notes. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

Risks related to the offering

The notes will be effectively subordinated to the debt and other liabilities (including trade payables) of our subsidiaries and to any of our secured debt to the extent of the value of the assets securing such debt.

We are primarily a holding company, which means substantially all of our business operations are conducted, and substantially all of our consolidated assets are held, by our subsidiaries. Our subsidiaries are separate and distinct legal entities that do not guarantee the notes and therefore they have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for such purpose, whether by dividends, loans or other payments. In the event of any liquidation, dissolution, reorganization, bankruptcy, insolvency or similar proceeding with respect to any of our subsidiaries, our right (and the consequent right of our creditors, including the holders of the notes) to participate in the distribution of, or to realize the proceeds from, that subsidiary’s assets will be effectively subordinated to the claims of such subsidiary’s creditors (including trade creditors). As a result, the notes will be effectively subordinated to all existing and future debt and other liabilities of our subsidiaries. In addition, because the notes are unsecured, if we were to issue any secured debt, the notes would be effectively subordinated to that secured debt to the extent of the value of the assets securing such debt.

We, together with Sprint Capital Corporation and Nextel Communications Inc., two of our wholly owned subsidiaries, have a $4.5 billion revolving credit facility. We, Sprint Capital and Nextel Communications are jointly and severally obligated in respect of all borrowings under the facility. In addition, although we have some senior notes outstanding, the majority of the other long-term debt and capital lease obligations reflected in our consolidated financial statements has been issued by our wholly owned subsidiaries. As of June 30, 2009, we had approximately $4.7 billion aggregate principal amount of debt outstanding (excluding debt of our subsidiaries and guarantees by us of that debt). In addition, $15.2 billion in principal of our long-term debt issued by wholly-owned subsidiaries is guaranteed by the parent, of which approximately $9.9 billion issued by our finance subsidiary, Sprint Capital Corporation, is fully and unconditionally guaranteed.

Our cash flow and our ability to meet our payment obligations on our debt, including the notes, is dependent on the earnings of our subsidiaries and the distribution of those earnings to us in the form of dividends, loans, advances or other payments. The indenture governing the notes does not contain any covenants that restrict the ability of our subsidiaries to agree to covenants or enter into other arrangements that would limit the ability of our subsidiaries to make distributions to us. The indentures and financing arrangements of certain of our subsidiaries contain provisions that limit the ability of the subsidiaries to pay dividends on their common stock, and future debt agreements may contain more restrictive provisions which could adversely affect our ability to meet our payment obligations on our debt, including the notes.

The indenture that governs the notes does not restrict our or our subsidiaries’ ability to incur additional indebtedness, which could make our debt securities, including the notes, more risky in the future.

As of June 30, 2009, our consolidated indebtedness was approximately $21.0 billion. In addition, as of June 30, 2009, intangible assets represented $22.3 billion of our $55.9 billion in total assets. The indenture that governs the notes does not restrict our ability or our subsidiaries’ ability to incur additional indebtedness. The degree to which we incur additional debt could have important consequences to holders of the notes, including:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	requiring us to dedicate a substantial portion of our cash flows from operations to the payment of indebtedness and not for other purposes, such as working capital and capital expenditures;

•	limiting our flexibility to plan for, or react to, changes in our businesses;

•	making us more indebted than some of our competitors, which may place us at a competitive disadvantage; and

•	making us more vulnerable to a downturn in our businesses.

There may not be a public market for the notes.

The notes constitute a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or to include the notes in any automated quotation system. Accordingly, no market for the notes may develop, and any market that develops may not last. If the notes are traded, they may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

In certain instances, it is possible for the indenture governing the notes to be amended and for compliance with certain covenants and for certain defaults thereunder to be waived with the consent of the holders of the notes voting together with the holders of other of our debt securities, voting together as a single class.

Subject to certain exceptions, the indenture governing the notes may be amended by us and the trustee with the consent of the holders of debt securities issued under the indenture, including the notes. In addition to the notes offered hereby, there are two series of debt securities issued and outstanding under the indenture, representing a total of $2.75 billion aggregate principal amount. With respect to any such series of debt securities, the required consent can be obtained from either the holders of a majority in principal amount of the debt securities of that series, or from the holders of a majority in principal amount of the debt securities of that series and all other series issued under the indenture affected by that amendment, voting as a single class. In addition, subject to certain exceptions, with respect to any series of debt securities issued under the indenture, our compliance with certain restrictive provisions of the indenture or any past default under the indenture may be waived by (i) the holders of a majority in principal amount of that series of debt securities or (ii) the holders of a majority in principal amount of that series of debt securities and all other series affected by the waiver, whether issued under the indenture or any of our other indentures providing for such aggregated voting, all voting as a single class. As a result, it is possible in certain circumstances for the indenture governing the notes to be amended and for compliance with certain covenants and for certain defaults thereunder to be waived with the consent of holders of less than a majority of notes outstanding. See “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus.

We may not have sufficient funds to repurchase the notes upon a change of control, and certain strategic transactions may not constitute a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control and a ratings decline (a “change of control triggering event”) at a purchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes up to but excluding the date of repurchase. It is possible that we will not have sufficient funds upon a change of control and ratings decline to make the required repurchase of notes and any failure to do so could result in cross defaults under our other debt agreements. In addition, some of our debt agreements or other similar agreements to which we become a party may contain restrictions on our ability to purchase the notes, regardless of the occurrence of a change of control triggering event.

We frequently evaluate and may in the future enter into strategic transactions. Any such transaction could happen at any time, could be material to our business and could take any number of forms, including, for example, an acquisition, merger or sale of assets. In the future, we could enter into certain transactions that, although material, would not result in a change of control triggering event within the meaning of the indenture and, therefore, would not require us to make an offer to purchase the notes. Such transactions could significantly increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. See “Description of Notes—Repurchase of Notes Upon a Change of Control Triggering Event.”

Risks related to our business and operations

If we are not able to attract and retain wireless subscribers, our financial performance will be impaired.

We are in the business of selling communications services to subscribers, and our economic success is based on our ability to attract new subscribers and retain current subscribers. If we are unable to find enough people willing to subscribe for or purchase our wireless communications services, or unwilling to continue to purchase our services, at the prices at which we are willing to sell them, our financial performance will be impaired, and we could fail to meet our financial obligations, which could result in several outcomes, including controlling investments by third parties, takeover bids, liquidation of assets or insolvency. Since January 1, 2008, we have experienced a 5.8 million decrease in our total retail subscriber base, including approximately 6.3 million post-paid subscribers. In addition, over the past year, we have experienced an average post-paid churn rate of 2.15%, while our two largest competitors had churn rates that were substantially lower.

Our ability to compete successfully for new subscribers and to retain our existing subscribers and reduce our rate of churn depends on:

•	our successful execution of marketing and sales strategies, including the acceptance of our value proposition; service delivery and customer care activities, including new account set up and billing; and our credit and collection policies;

•	our ability to enter into arrangements with mobile virtual network operators and alternative resellers;

•	our ability to anticipate and develop new or enhanced products and services that are attractive to existing or potential subscribers;

•	our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced by our competitors, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies that may be implemented by our competitors;

•	actual or perceived quality and coverage of our network; and

•	public perception about our brand.

Our recent efforts to attract new subscribers and reduce churn have not been as successful as those of our competitors. Our subscriber losses and high rate of churn have impaired our ability to maintain the level of revenues generated in prior periods and caused deterioration in the operating margins of our wireless operations and our operations as a whole, the effects of which will continue if we do not attract new subscribers and reduce our rate of churn. Our ability to retain subscribers may also be negatively affected by industry trends related to subscriber contracts. For example, we and our competitors no longer require subscribers to renew their contracts when making changes to their pricing plans. These types of changes could negatively affect our ability to retain subscribers and could lead to an increase in our churn rates if we are not successful in providing an attractive product and service mix.

We expect to incur expenses to attract new subscribers, improve subscriber retention and reduce churn, but there can be no assurance that our efforts will result in new subscribers or a lower rate of subscriber churn. Subscriber losses and a high rate of churn adversely affect our business, financial condition and results of operations because they result in lost revenues and cash flow. Although attracting new subscribers and retention of existing subscribers are important to the financial viability of our business, there is an added focus on retention because the cost of adding a new subscriber is higher than the cost associated with retention of an existing subscriber, and new subscribers are generally entering into contracts with lower average revenue per subscriber than the subscribers leaving our network.

As the wireless market matures, we must increasingly seek to attract subscribers from competitors and face increased credit risk from first-time wireless subscribers.

We and our competitors increasingly must seek to attract a greater proportion of new subscribers from each other’s existing subscriber bases rather than from first-time purchasers of wireless services. Recently, we have not been able to attract subscribers at the same rate as our competitors and have had a net loss of subscribers during 2007, 2008 and the first six months of 2009. In addition, the higher market penetration also means that subscribers purchasing wireless services for the first time, on average, have a lower credit rating than existing wireless users, and the number of these subscribers we are willing to accept is dependent on our credit policies, which change from time-to-time. To the extent we cannot compete effectively for new subscribers, our revenues and results of operations will be adversely affected.

Competition and technological changes in the market for wireless services could negatively affect our average revenue per subscriber, subscriber churn, operating costs and our ability to attract new subscribers, resulting in adverse effects on our revenues, future cash flows, growth and profitability.

We compete with a number of other wireless service providers in each of the markets in which we provide wireless services, and we expect competition to increase as additional spectrum is made available for commercial wireless services and as new technologies are developed and launched. As competition among wireless communications providers has increased, we have created pricing plans that have resulted in declining average revenue per subscriber, for voice and data services, a trend that we expect will continue. Competition in pricing and service and product offerings may also adversely impact subscriber retention and our ability to attract new subscribers, with adverse effects on our results of operations. A decline in the average revenue per subscriber coupled with our declining number of subscribers will negatively impact our revenues, future cash flows, growth and overall profitability, which, in turn, could impact our ability to meet our financial obligations.

The wireless communications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology and the deployment of unlicensed spectrum devices. This change causes uncertainty about future subscriber demand for our wireless services and the prices that we will be able to charge for these services. In addition, due, in part, to current economic conditions, we are carefully monitoring our spending, and we are targeting how and where we spend our capital on network and service enhancements. Spending by our competitors on new wireless services and network improvements could enable our competitors to obtain a competitive advantage with new technologies or enhancements that we do not offer. Rapid change in technology may lead to the development of wireless communications technologies or alternative services that are superior to our technologies or services or that consumers prefer over ours. If we are unable to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose subscribers to our competitors.

Mergers or other business combinations involving our competitors and new entrants, including new wholesale relationships, beginning to offer wireless services may also continue to increase competition. These wireless operators may be able to offer subscribers network features or products and services not offered by us, coverage in areas not served by either of our wireless networks or pricing plans that are lower than those offered by us, all of which would negatively affect our average revenue per subscriber, subscriber churn, ability to attract new subscribers and operating costs. For example, AT&T, Verizon and T-Mobile now offer competitive wireless services packaged with local and long distance voice and high-speed Internet services, and/or flat rate voice and data plans. Our Boost Mobile-branded services compete with several regional carriers, including Metro PCS and Leap Wireless, which offer competitively-priced calling plans that include unlimited local calling. In addition, we may lose subscribers of our higher priced plans to our Boost Mobile offerings.

One of the primary differentiating features of our Nextel-branded service is the two-way walkie-talkie service available on our iDEN network. Several wireless equipment vendors, including Motorola, which supplies equipment for our Nextel-branded service, have begun to offer wireless equipment that is capable of providing walkie-talkie services that are designed to compete with our walkie-talkie services. Several of our competitors have introduced handsets that are capable of providing walkie-talkie services. If these competitors’ services are perceived to be or become comparable, or if any services introduced in the future are comparable to our Nextel-branded walkie-talkie services, a key competitive advantage of our Nextel service would be reduced, which in turn could adversely affect our business.

Failure to improve wireless subscriber service and failure to continue to enhance the quality and features of our wireless networks and meet capacity requirements of our subscriber base could impair our financial performance and adversely affect our results of operations.

Although we must continually make investments and incur costs in order to improve our wireless subscriber service and remain competitive, due to, among other things, the current economic conditions, we are carefully targeting how and where we spend our capital on network and service enhancements. Over the past few years, we worked to enhance the quality of our wireless networks and related services by:

•	maintaining and expanding the capacity and coverage of our networks;

•	securing sufficient transmitter and receiver sites and obtaining zoning and construction approvals or permits at appropriate locations;

•	obtaining adequate quantities of system infrastructure equipment and handsets, and related accessories to meet subscriber demand; and

•	obtaining additional spectrum in some or all of our markets, if and when necessary.

Our current budget and focus on careful spending will require us to make decisions on the necessity and timing of certain network enhancements. We may not continue to update our network at the same rate as in previous years. If our competitors spend on their network and service enhancements while we are curtailing our nonessential spending, their networks could perform at levels superior to ours, which could negatively affect our ability to attract new subscribers or retain existing subscribers.

Any network and service enhancements we decide to make may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, failure to maintain roaming agreements or increased costs of adding capacity could limit our ability to satisfy our wireless subscribers, resulting in decreased revenues. Even if we continuously upgrade our wireless networks, there can be no assurance that existing subscribers will not prefer features of our competitors and switch wireless providers.

Current economic conditions, our recent financial performance and our debt ratings could negatively impact our access to the capital markets resulting in less growth than planned or failure to satisfy financial covenants under our existing debt agreements.

Although we do not believe we will require additional capital to make the capital and operating expenditures necessary to implement our business plans or to satisfy our debt service requirements for the next few years, we may need to incur additional debt in the future for a variety of reasons, including future acquisitions. Our ability to arrange additional financing will depend on, among other factors, our financial performance, debt ratings, general economic conditions and prevailing market conditions. Some of these factors are beyond our control. Due to current economic conditions, our financial performance and our debt ratings, we may not be able to arrange additional financing on terms acceptable to us, or at all. Failure to obtain suitable financing when needed could, among other things, result in our inability to continue to expand our businesses and meet competitive challenges. Our debt ratings could be downgraded if we incur significant additional indebtedness, or if we do not generate sufficient cash from our operations, which would likely increase our future borrowing costs and could affect our ability to access capital.

Our credit facilities require that we maintain a ratio of total indebtedness to trailing four quarters earnings before interest, taxes, depreciation and amortization and other non-cash gains or losses, such as goodwill impairment charges, of no more than 4.25 to 1.0. As of June 30, 2009, this ratio was 3.1 to 1.0. If we do not continue to satisfy this ratio, we will be in default under our credit facilities, which could trigger defaults under our other debt obligations, which in turn could result in the maturities of certain debt obligations being accelerated.

Consolidation and competition in the wholesale market for wireline services, as well as consolidation of our roaming partners and access providers used for wireless services, could adversely affect our revenues and profitability.

Our Wireline segment competes with AT&T, Verizon, Qwest Communications, Level 3 Communications Inc., other major local incumbent operating companies, and cable operators, as well as a host of smaller competitors, in the provision of wireline services. Some of these companies have high-capacity, IP-based fiber-optic networks capable of supporting large amounts of voice and data traffic. Some of these companies claim certain cost structure advantages that, among other factors, may allow them to offer services at a price below that which we can offer profitably. In addition, consolidation by these companies could lead to fewer companies controlling access to more cell sites, enabling them to control usage and rates, which could negatively affect our revenues and profitability.

Increased competition and the significant increase in capacity resulting from new technologies and networks may drive already low prices down further. AT&T and Verizon, as a result of their acquisitions, continue to be our two largest competitors in the domestic long distance communications market. We and other long distance carriers depend heavily on local access facilities obtained from incumbent local exchange carriers, or ILECs, to serve our long distance subscribers, and payments to ILECs for these facilities are a significant cost of service for our Wireline segment. The long distance operations of AT&T and Verizon have cost and operational advantages with respect to these access facilities because those carriers serve significant geographic areas, including many large urban areas, as the incumbent local carrier.

In addition, our Wireless segment could be adversely affected by changes in rates and access fees that result from consolidation of our roaming partners and access providers, which could negatively affect our revenues and profitability.

Failure to complete development, testing and deployment of new technology that supports new services could affect our ability to compete in the industry. The deployment of new technology and new service offerings could result in network degradation or the loss of subscribers. In addition, the technology we use may place us at a competitive disadvantage.

We develop, test and deploy various new technologies and support systems intended to enhance our competitiveness by both supporting new services and features and reducing the costs associated with providing those services. Successful development and implementation of technology upgrades depend, in part, on the willingness of third parties to develop new applications in a timely manner. We may not successfully complete the development and rollout of new technology and related features or services in a timely manner, and they may not be widely accepted by our subscribers or may not be profitable, in which case we could not recover our investment in the technology. Deployment of technology supporting new service offerings may also adversely affect the performance or reliability of our networks with respect to both the new and existing services and may require us to take action like curtailing new subscribers in certain markets. Any resulting subscriber dissatisfaction could affect our ability to retain subscribers and have an adverse effect on our results of operations and growth prospects.

Our wireless networks provide services utilizing CDMA and iDEN technologies. Wireless subscribers served by these two technologies represent a smaller portion of global wireless subscribers than the subscribers served by wireless networks that utilize global system for mobile communications, or GSM, technology. As a result, our costs with respect to both CDMA and iDEN network equipment and handsets may continue to be higher than the comparable costs incurred by our competitors who use GSM technology, which places us at a competitive disadvantage.

We entered into agreements with Clearwire to integrate our WiMAX wireless broadband business with theirs. See “Risks Related to our Investment in Clearwire” below for risks related to the deployment of WiMAX.

The blurring of the traditional dividing lines among long distance, local, wireless, video and Internet services contribute to increased competition.

The traditional dividing lines among long distance, local, wireless, video and Internet services are increasingly becoming blurred. Through mergers, joint ventures and various service expansion strategies, major providers are striving to provide integrated services in many of the markets we serve. This trend is also reflected in changes in the regulatory environment that have encouraged competition and the offering of integrated services.

We expect competition to intensify across all of our business segments as a result of the entrance of new competitors or the expansion of services offered by existing competitors, and the rapid development of new technologies, products and services. We cannot predict which of many possible future technologies, products or services will be important to maintain our competitive position or what expenditures we will be required to make in order to develop and provide these technologies, products or services. To the extent we do not keep pace with technological advances or fail to timely respond to changes in the competitive environment affecting our industry, we could lose market share or experience a decline in revenue, cash flows and net income. As a result of the financial strength and benefits of scale enjoyed by some of our competitors, they may be able to offer services at lower prices than we can, thereby adversely affecting our revenues, growth and profitability.

If we are unable to improve our results of operations, we face the possibility of additional charges for impairments of long-lived or indefinite lived assets. In addition, if the fair market value of our investment in Clearwire continues to trade below the carrying value of our investment in Clearwire, it could result in an impairment charge. Also, our future operating results will be impacted by our share of Clearwire’s net loss or net income, which during this period of their network build-out will likely negatively affect our results of operations.

We review our wireless and wireline long-lived assets for impairment when changes in circumstances indicate that the book amount may not be recoverable. If we are unable to improve our results of operations and cash flows, a review could lead to a material impairment charge in our consolidated financial statements.

We account for our investment in Clearwire using the equity method of accounting and, as a result, we record our share of Clearwire’s net income or net loss which could adversely affect our consolidated results of operations. In addition, the trading price of Clearwire’s Class A common stock has been and may continue to be volatile, and the fair market value of our investment may continue to be below the book value of the investment, which could result in a material impairment charge in our consolidated financial statements.

If Motorola is unable or unwilling to provide us with equipment and handsets in support of our iDEN-based services, as well as anticipated handset and infrastructure improvements for those services, our operations will be adversely affected.

Motorola is our sole source for most of the equipment that supports the iDEN network and for all of the handsets we offer under the Nextel brand except for BlackBerry devices. Although our handset supply agreement with Motorola is structured to provide competitively-priced handsets, the cost of iDEN handsets is generally higher than handsets that do not incorporate a similar multi-function capability. This difference may make it more difficult or costly for us to offer handsets at prices that are attractive to potential subscribers. In addition, the higher cost of iDEN handsets requires us to absorb a larger part of the cost of offering handsets to new and existing subscribers. These increased costs and handset subsidy expenses may reduce our growth and profitability. Also, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we offer to subscribers of services on our iDEN network, including the dual-mode handsets. A decision by Motorola to discontinue, or the inability of Motorola to continue, manufacturing, supporting or enhancing our iDEN-based infrastructure and handsets would have a material adverse effect on us. In addition, because iDEN technology is not as widely adopted and has fewer subscribers than other wireless technologies, it is less likely that manufacturers other than Motorola will be willing to make the significant financial commitment required to license, develop and manufacture iDEN infrastructure equipment and handsets. Further, our ability to complete the spectrum reconfiguration plan to eliminate interference with public safety operations in the 800 megahertz, or MHz, band, set forth in the Report and Order released by the Federal Communications Commission, or FCC, which provides for the exchange of a portion of the FCC licenses used in our iDEN network for other licenses, including 10 MHz of spectrum in the 1.9 gigahertz, or GHz, band, in connection with the FCC’s Report and Order is dependent, in part, on Motorola.

We have entered into agreements with third parties related to certain business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of subscribers and revenue, interruption of our services or a delay in the roll-out of new technology.

We have entered into agreements with third parties for the day-to-day execution of services, provisioning and maintenance for our CDMA, iDEN and wireline networks, and for the development and maintenance of certain software systems necessary for the operation of our business. We also have agreements with third parties to provide customer service, billing and related support to our wireless subscribers and have outsourced aspects of our wireline network and back office functions to third parties. In addition, we have sublease agreements with third parties for space on communications towers. As a result, we must rely on third parties to perform certain of our operations and, in certain circumstances, interface with our subscribers. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, service interruptions, additional expenses and loss of subscribers.

We are subject to exclusivity provisions and other restrictions under our arrangements with our remaining independent PCS Affiliates. Continued compliance with those restrictions may limit our ability to fully integrate the operations of Nextel and Nextel Partners in the geographic areas served by those PCS Affiliates, may impact our ability to offer certain types of wireless products and services, and we could incur significant costs to resolve issues related to these arrangements.

Our agreements with our remaining independent third-party affiliates, or PCS Affiliates, restrict our and their ability to own, operate, build or manage specified wireless communication networks or to sell certain wireless services within specified geographic areas. These agreements could negatively affect our ability to introduce new products and services on a nationwide basis and the growth of our network. In addition, as a result of litigation with one PCS Affiliate, we were ordered to cease owning, operating or managing our Nextel network in parts of Illinois, Indiana, Iowa, Michigan, Missouri, Nebraska and Wisconsin. The Illinois Supreme Court has provided us with 360 days (which began to run on January 30, 2009) to sell or otherwise cease the operation or management of our Nextel network in the relevant geographic areas. Compliance with this order could cause disruption to our service, result in subscriber losses and negatively affect our results of operations. We have continued to appeal this matter, and, in June of 2009, we initiated a process to divest certain assets in these territories. The outcome of the ongoing litigation with that PCS Affiliate, which is uncertain, may impact our ability to offer certain types of wireless products and services on a nationwide basis, and we could incur significant costs to litigate and resolve this issue.

The intellectual property rights utilized by us and our suppliers and service providers may infringe on intellectual property rights owned by others.

Some of our products and services use intellectual property that we own. We also purchase products from suppliers, including handset device suppliers, and outsource services to service providers, including billing and customer care functions, that incorporate or utilize intellectual property. We and some of our suppliers and service providers have received, and may receive in the future, assertions and claims from third parties that the products or software utilized by us or our suppliers and service providers infringe on the patents or other intellectual property rights of these third parties. These claims could require us or an infringing supplier or service provider to cease certain activities or to cease selling the relevant products and services. These claims and assertions also could subject us to costly litigation and significant liabilities for damages or royalty payments, or require us to cease certain activities or to cease selling certain products and services.

Government regulation could adversely affect our prospects and results of operations; the FCC and state regulatory commissions may adopt new regulations or take other actions that could adversely affect our business prospects, future growth or results of operations.

The FCC and other federal, state and local governmental authorities have jurisdiction over our business and could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.

The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In particular, the FCC imposes significant regulation on licensees of wireless spectrum with respect to how radio spectrum is used by licensees, the nature of the services that licensees may offer and how the services may be offered, and resolution of issues of interference between spectrum bands.

The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. There is no guarantee that our licenses will be renewed. Failure to comply with FCC requirements in a given license area could result in revocation of the license for that license area.

Depending on their outcome, the FCC’s proceedings regarding regulation of special access rates could affect the rates paid by our Wireless and Wireline segments for special access services in the future. Similarly, depending on their outcome, the FCC’s proceedings on the regulatory classification of Voice-over-IP services could affect the intercarrier compensation rates and the level of universal service funds contributions paid by us.

In 2004, the FCC adopted a Report and Order to reconfigure the 800 MHz band that provides for the exchange of a portion of our 800 MHz FCC spectrum licenses and requires us to fund the cost incurred by public safety systems and other incumbent licensees to reconfigure. In order to accomplish the reconfiguration, we may need to cease our use of a portion of the 800 MHz spectrum on our iDEN network in a particular market before we are able to begin use of replacement 800 MHz spectrum in that market. To mitigate the temporary loss of the use of this spectrum, we may need to construct additional transmitter and receiver sites or acquire additional spectrum. In markets where we are unable to construct additional sites or acquire additional spectrum as needed, the decrease in capacity may adversely affect the performance of our iDEN network.

Various states are considering regulations over terms and conditions of service, including certain billing practices and consumer-related issues that may not be pre-empted by federal law. If imposed, these regulations could make it more difficult and expensive to implement national sales and marketing programs and could increase the costs of our wireless operations.

Degradation in network performance caused by compliance with government regulation, loss of spectrum or additional rules associated with the use of spectrum in any market could result in an inability to attract new subscribers or higher subscriber churn in that market, which could adversely affect our revenues and results of operations. In addition, additional costs or fees imposed by governmental regulation could adversely affect our revenues, future growth and results of operations.

The current economic environment may make it difficult for our business partners and subscribers to meet their contractual obligations, which could negatively affect our results of operations.

The current economic environment has made it difficult for businesses and consumers to obtain credit, which could cause our suppliers, distributors and subscribers to have problems meeting their contractual obligations with us. If our suppliers are unable to fulfill our orders or meet their contractual obligations with us, we may not have the services or handsets available to meet the needs of our current and future subscribers, which could cause us to lose current and potential subscribers to other carriers. In addition, if our distributors are unable to stay in business, we could lose distribution points, which could negatively affect our business and results of operations. Finally, if our subscribers are unable to pay their bills or potential subscribers feel they are unable to take on additional financial obligations, they may be forced to forgo our services, which could negatively affect our results of operations.

Our business could be negatively impacted by security threats and other disruptions.

Major equipment failures, natural disasters, including severe weather, terrorist acts, cyber attacks or other breaches of network or information technology security that affect our wireline and wireless networks, including transport facilities, communications switches, routers, microwave links, cell sites or other equipment or third-party owned local and long-distance networks on which we rely, could have a material adverse effect on our operations. These events could disrupt our operations, require significant resources, result in a loss of subscribers or impair our ability to attract new subscribers, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.

Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including us, seeking not only damages but also remedies that could increase our cost of doing business. We cannot be sure of the outcome of those cases or that our business and financial condition will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

Risks related to our investment in Clearwire

We are a majority shareholder of Clearwire, a term we use to refer to the consolidated entity of Clearwire Corporation and its subsidiary Clearwire Communications LLC. Under this section, we have included certain important risk factors with respect to our investment in Clearwire. For more discussion of Clearwire and the risks affecting Clearwire, you should refer to Clearwire’s annual report on Form 10-K for the fiscal year ended December 31, 2008. The contents of Clearwire’s Form 10-K are expressly not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Our investment in Clearwire exposes us to risks because we do not control the board, manage operations or control management, including decisions relating to the build-out and operation of a national 4G network, and the value of our investment in Clearwire or our financial performance may be adversely affected by decisions made by Clearwire or other large investors in Clearwire that are adverse to our interests.

Although we have the ability to nominate seven of Clearwire’s 13 directors, at least one of our nominees must be an independent director. Thus, we do not control the board, and we do not manage the operations of Clearwire or control management. Clearwire has a group of investors that have been provided with representation on Clearwire’s board of directors. These investors may have interests that diverge from ours or Clearwire’s.

Differences in views among the large investors could result in delayed decisions by Clearwire’s board of directors or failure to agree on major issues. Any differences in our views or problems with respect to the operation of Clearwire could have a material adverse effect on the value of our investment in Clearwire or our business, financial condition, results of operations or cash flows.

In addition, the corporate opportunity provisions in Clearwire’s restated certificate of incorporation provide that unless a director is an employee of Clearwire, the person does not have a duty to present to Clearwire a corporate opportunity of which the director becomes aware, except where the corporate opportunity is expressly offered to the director in his or her capacity as a director of Clearwire. This could enable certain Clearwire shareholders to benefit from opportunities that may otherwise be available to Clearwire, which could adversely affect Clearwire’s business and our investment in Clearwire.

Clearwire’s restated certificate of incorporation also expressly provides that certain shareholders and their affiliates may, and have no duty not to, engage in any businesses that are similar to or competitive with those of Clearwire, do business with Clearwire’s competitors, subscribers and suppliers, and employ Clearwire’s employees or officers. These shareholders or their affiliates may deploy competing wireless broadband networks or purchase broadband services from other providers. Any such actions could have a material adverse effect on Clearwire’s business, financial condition, results of operations or prospects and the value of our investment in Clearwire.

Moreover, we are dependent on Clearwire to quickly build, launch and operate a viable, national fourth generation, or 4G, network, using capital including the $3.2 billion they have received from the strategic investors as well as the assets received from us. Our intention is to integrate these 4G services with our products and services in a manner that preserves our time to market advantage. Clearwire’s success could be affected by, among other things, its ability to get financing in the amounts and at terms that enable it to build a national 4G network in a timely manner. Should Clearwire be unable to obtain appropriate financing, it may be unable to build and operate a viable 4G network in a manner that sustains its time to market advantage, or at all. If Clearwire is delayed or unsuccessful in the development or operation of a 4G network, our future revenues, cash flows, growth and overall profitability could be negatively affected.

We may be unable to sell some or all of our investment in Clearwire quickly or at all.

Clearwire is a newly formed entity with limited trading history for its publicly traded Class A common stock. In addition, the daily trading volume of Clearwire’s Class A common stock is lower than the number of shares of Class A common stock we would hold if we exchanged all of our Clearwire Class B common stock and interests. If we should decide to sell some or all of our equity securities of Clearwire, there may not be purchasers available for any or all of our stock, or we may be forced to sell at a price that is below the then-current trading price or over a significant period of time. We are also subject to certain restrictions with respect to the sale of our equity securities of Clearwire.

Ratio of earnings to fixed charges

For purposes of calculating the ratio of earnings to fixed charges:

(i) Earnings include:

•	income (loss) from continuing operations before income taxes;

less:

•	net earnings (loss) in equity method investees; and

•	amortization of capitalized interest; and

•	capitalized interest

(ii) Fixed Charges include:

•	interest on all debt of continuing operations;

•	amortization of debt-related costs;

•	capitalized interest; and

•	the interest component of operating rents.

The ratio of Earnings to Fixed Charges is calculated as follows:

(Earnings + Fixed Charges)
(Fixed Charges)

	Six months ended	For the years ended
	June 30,	December 31,
	2009	2008	2007	2006	2005	2004

Ratio of Earnings to Fixed Charges	–(a)	–(b)	–(c)	1.66	1.71	–(d)

(a)	Earnings, as adjusted, were inadequate to cover fixed charges by $1.3 billion for the six months ended June 30, 2009.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges by $4.0 billion in 2008.

(c)	Earnings, as adjusted, were inadequate to cover fixed charges by $29.8 billion in 2007.

(d)	Earnings, as adjusted, were inadequate to cover fixed charges by $3.2 billion in 2004.

Use of proceeds

The net proceeds from the sale of the notes are expected to be approximately $1,258,275,000, after deducting underwriter discounts and offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes.

Description of notes

The following description of the particular terms of the senior debt securities offered hereby (referred to in this description of notes as the “notes”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the senior debt securities set forth under the caption “Description of Debt Securities” in the accompanying prospectus, to which reference is hereby made.

The notes will be issued under an indenture, dated as of November 20, 2006, between Sprint Nextel Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following summary of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all provisions of the indenture, including the definitions of the terms used in the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act. You should read the indenture for provisions that may be important to you. You can obtain copies of the indenture by following the directions described under the caption “Where You Can Find More Information” in this prospectus supplement. In this section, references to “our,” “we” and similar terms mean Sprint Nextel Corporation, excluding its subsidiaries.

General

The notes covered by this prospectus supplement will be our direct unsecured senior obligations and will rank equally with our other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to the indebtedness and other liabilities (including trade payables) of our subsidiaries, as well as our secured indebtedness to the extent of the value of the assets securing such debt. The notes will mature on August 15, 2017 and will initially be issued in an aggregate principal amount of $1,300,000,000. We may issue additional notes of this series (the “additional notes”) from time to time after this offering without the consent of any holders of the notes. The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions.

The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and thereafter in any integral multiple of $1,000. Holders of the notes will not pay any service charge for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

We will pay interest on the notes from August 13, 2009 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 in each year, commencing February 15, 2010 (each such date being an “interest payment date”), at the rate of 8.375% per annum to the persons in whose names the notes are registered in the security register on the preceding February 1 or August 1 (each such date being a “regular record date”) until the principal thereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue will bear interest at the rate of 8.375% per annum (to the extent that the payment of such interest will be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest will be payable on demand. Interest will be computed on a basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date or the maturity date, as the case may be, until the next business day. A business day means any day, other than a Saturday or Sunday, or legal holidays on which banks in The City of New York are not required or authorized by law or executive order to be closed.

The covenants contained in the indenture and the notes would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. See “Description of Debt Securities—Restrictive Covenants” in the accompanying prospectus.

The notes are not subject to any sinking fund.

Optional redemption

We may redeem the notes at any time and from time to time, as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes to be redeemed, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 50 basis points;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes.

“Comparable Treasury Price” means, with respect to any redemption date for the notes: (1) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the trustee is provided fewer than four Reference Treasury Dealer Quotations, the average of all quotations provided to the trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which we specify from time to time; provided, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the notes: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption, unless we default in the payment of the Redemption Price. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the Redemption Price of the notes to be redeemed on such date.

Selection

In the case of any partial redemption, selection of the notes for redemption that are not held by the depositary will be made by the trustee by such method as the trustee deems to be fair and appropriate and which may provide for redemption of a portion of the principal amount of any note, provided that the unredeemed portion of the principal amount of any note redeemed in part must be in an authorized denomination. If any notes are to be redeemed in part only, the notice of redemption relating to those notes will state the portion of the principal amount of those notes to be redeemed. New notes in principal amount equal to the unredeemed portion of the notes will be issued in the name of the holders of the notes upon cancellation of the original notes.

Repurchase of notes upon a change of control triggering event

If a Change of Control Triggering Event occurs with respect to the notes, each holder of notes will have the right to require us to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if we had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the notes in connection with an optional redemption permitted by the indenture, we will mail or cause to be mailed a notice to each registered holder briefly describing the event or events that constitute a Change of Control Triggering Event and offering to repurchase notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to any Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions relating to the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the provisions relating to the covenant described above by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

•	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

We will determine whether the notes are properly tendered, and the trustee will have no responsibility for, and may conclusively rely upon, our determination with respect thereto. Subject to receipt of sufficient funds from us, the paying agent will promptly mail to each registered holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

Except as described above, the provisions described above will be applicable regardless of whether any other provisions of the indenture are applicable. Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, asset sale or similar transaction which does not constitute a Change of Control Triggering Event. We may nonetheless incur significant additional indebtedness in connection with such a transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

We may make a Change of Control Offer in advance of a Change of Control Triggering Event, and condition that Change of Control Offer upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.

There can be no assurance that we will have sufficient funds available at the time of any Change of Control Triggering Event to consummate a Change of Control Offer for all notes then outstanding at a purchase price for 101% of their principal amount, plus accrued and unpaid interest to the Change of Control Payment Date. In addition, some of our debt agreements or other similar agreements to which we become a party may contain restrictions on our ability to purchase the notes. In the event a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain the applicable prohibitions. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the notes. In that case, our failure to purchase properly tendered notes would constitute an event of default under the indenture that could, in turn, constitute a default under such other agreements.

If the notes receive an Investment Grade Rating by both of the Rating Agencies, and notwithstanding that the notes may later cease to have an Investment Grade Rating by either of the Rating Agencies, we will be released from our obligation to make a Change of Control Offer upon a Change of Control Triggering Event.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our Subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our Subsidiaries’ assets taken as a whole to another person or group may be uncertain.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to our liquidation or dissolution; or

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of our Voting Securities; provided that a transaction in which we become a Subsidiary of another Person shall not constitute a Change of Control if (a) our stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom we are a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of our Voting Securities.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Corporation” means a corporation, association, joint-stock company or business trust.

“Investment Grade Rating” means a rating equal to or greater than Baa3 by Moody’s and BBB− by S&P or the equivalent thereof under any new ratings system if the ratings systems of either such Rating Agency shall be modified after the issue date of the notes, or the equivalent rating of any other Ratings Agency we select as provided in the definition of Ratings Agencies below.

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

“Person” means any individual, Corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Ratings Agencies” means (1) Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the notes or ceases to make a rating on the notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule l7g-1 of the Exchange Act) then making a rating on the notes publicly available selected by us (as certified by an officer’s certificate), which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline” means the occurrence, during the period commencing on the date of the first public announcement of the Change of Control or the intention to effect a Change of Control and ending 90 days after the occurrence of the Change of Control, of a downgrade of the rating of the notes by both Rating Agencies by one or more gradations (including gradations within ratings categories as well as between rating categories).

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Subsidiary” means, with respect to any Person, a Corporation, partnership, limited liability company or other business organization, whether or not incorporated, a majority of the Voting Securities of which is owned, directly or indirectly, by such Person. Notwithstanding the forgoing, if any of the covenants set forth in Sections 1006, 1007 or 1008 of the Indenture purports to restrict the ability of Clearwire Corporation and its Subsidiaries from incurring indebtedness or taking any other action, then for any such covenant, the term “Subsidiary” shall not include Clearwire or any of its Subsidiaries.

“Voting Securities” of any Person means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).

Clearwire and its subsidiaries are excluded from all restrictive covenants

We current own approximately 51% of the outstanding Voting Securities of Clearwire. We have agreed with Clearwire and certain other owners of Clearwire’s Voting Securities that we will not enter into any arrangements that purport to restrict the ability of Clearwire and its Subsidiaries from incurring indebtedness or taking any other action. Accordingly, for purposes of the notes, Clearwire and its Subsidiaries will be excluded from the application of any restrictive covenants in the indenture.

Additional information

See “Description of Debt Securities” in the accompanying prospectus for additional important information about the notes. That information includes:

•	a description of certain restrictive and other covenants under the indenture;

•	a description of events of default and remedies with respect thereto under the indenture;

•	additional information about the terms of the indenture and the notes, including modification and waiver of indenture provisions, defeasance of the notes, and global securities representing the notes; and

•	general information about the trustee.

Certain U.S. federal income tax considerations

To ensure compliance with requirements imposed by the Internal Revenue Service, or the IRS, we inform you that any tax statement herein regarding any U.S. federal tax consequences is not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any penalties under U.S. tax laws. Any such statement herein was written in connection with the marketing or promotion of the notes. Investors considering a purchase of the notes should consult their own independent tax advisors regarding the application and effect of the U.S. federal tax laws to their particular situations and the application and effect of state, local or foreign tax laws and tax treaties as well as to potential effects of changes in applicable tax law.

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes by an investor who purchases the notes in this initial offering. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to certain categories of investors that may be subject to special tax rules, such as banks, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies, taxpayers that utilize the mark-to-market method of accounting, persons whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, persons subject to the alternative minimum tax, individual retirement and other tax-deferred accounts, U.S. expatriates or investors who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to initial investors who purchase the notes for cash at the original offering price and who hold the notes as capital assets (generally, for investment purposes). If a partnership holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of a note. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

Prospective investors should consult their independent tax advisors regarding the possible tax consequences of the acquisition, ownership and disposition of the notes under the laws of their country of citizenship, residence or domicile.

U.S. holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or who is otherwise subject to U.S. federal income tax on a net income basis in respect of the notes; or

• a trust (i) if a U.S. court can exercise primary supervisions over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes;

If you are not a U.S. Holder, this subsection does not apply to you, and you should refer to “Non-U.S. Holders” below.

Payments of interest

You will be required to report stated interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Original issue discount

Since the issue price of a note will be less than its principal amount, your note will be issued with original issue discount for U.S. federal income tax purposes (or OID) in an amount equal to that difference. Nevertheless, this OID will be treated as de minimis OID for U.S. federal income tax purposes because it is less than 0.25% multiplied by the number of full years to maturity of the notes (i.e., eight years). As a result, you will not be required to include OID on the note in income before you receive cash attributable to that OID income. The de minimis OID will, however, be taxable to you upon receipt of the principal payment at maturity or upon an earlier redemption of the notes. See “Sale, Redemption, Retirement or Other Disposition of the Notes” below. In addition, if only a portion of the principal on a note is paid in a redemption prior to maturity, a pro rata portion of the de minimis OID will be taxable to you at such time.

Sale, redemption, retirement or other disposition of the notes

Your tax basis in your note generally will be your cost in acquiring the note plus any OID previously included in income with respect to your note. You will generally recognize capital gain or loss on the sale, redemption, retirement or other disposition of your notes equal to the difference between the amount you realize on the sale, redemption, retirement or other disposition (excluding any amounts attributable to accrued but unpaid interest, but including the amount attributable to de minimis OID), and your tax basis in your notes. Capital gain of a noncorporate U.S. Holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the property is held more than one year. The deductibility of capital losses is subject to certain limitations.

Non-U.S. holders

You are a “Non-U.S. Holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is not a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

•	an estate or trust that is not subject to U.S. federal income taxation on its worldwide income.

A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes may be subject to special tax provisions and is urged to consult his or her own independent tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a note.

Interest on the notes

Payments of interest (including OID) on the notes to you generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•	you do not conduct a trade or business within the United States to which the interest income is effectively connected (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States);

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership; and

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code.

The portfolio interest exemption and several of the special rules for Non-U.S. Holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent certifying under penalty of perjury that you are not a U.S. person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN (or successor form) establishing an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States. (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States.).

Disposition of notes

You generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are described in the first bullet point, see “—Income or Gain Effectively Connected with a U.S. Trade or Business” below. If you are described in the second bullet point, any gain realized from the sale, redemption, exchange, retirement or other taxable disposition of the notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain losses.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates, but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, the portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a Non-U.S. Holder resides.

Information reporting to the IRS generally will apply to payments of principal and interest, and the proceeds of sale of notes to a U.S. Holder unless such U.S. Holder is an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if such U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or fails to report in full interest income.

Backup withholding tax generally will not apply to payments of interest and principal on a note to a Non-U.S. Holder if you duly provide certification of foreign status such as an IRS Form W-8BEN described in “—Interest on the Notes” or you otherwise establish an exemption, provided that we do not have actual knowledge or reason to know that you are a U.S. person.

Payment of the proceeds of a sale of a note held by a Non-U.S. Holder effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note held by a Non-U.S. Holder effected outside the United States by a foreign office of a broker. Unless such a broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption, however, information reporting will apply to a payment of the proceeds of the sale of a note held by a Non-U.S. Holder effected outside the United States by certain brokers with substantial connections to the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS on a timely basis.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell the principal amount of notes set forth opposite each name below.

Underwriter	Principal amount

J.P. Morgan Securities Inc.	$325,000,000
Citigroup Global Markets Inc.	227,500,000
Wells Fargo Securities, LLC	227,500,000
Banc of America Securities LLC	78,000,000
Barclays Capital Inc.	78,000,000
Mitsubishi UFJ Securities (USA), Inc.	78,000,000
RBS Securities Inc.	78,000,000
Daiwa Securities America Inc.	52,000,000
Deutsche Bank Securities Inc.	52,000,000
Goldman, Sachs & Co.	52,000,000
Mizuho Securities USA Inc.	52,000,000

Total	$1,300,000,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the securities are subject to the approval of certain legal matters by their counsel and to certain conditions. The underwriters are obligated to take and pay for all of the notes if any are purchased.

The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.375% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.25% of the principal amount of the notes. After this offering, the underwriters may change the public offering price and other selling terms.

In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve the purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time without notice.

Each underwriter has represented, warranted and agreed that:

(a) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(i)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(iii)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the U.K. Financial Services and Markets Act of 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(l) of FSMA does not apply to us; and

(c) it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $450,000.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

The underwriters or their affiliates have performed certain commercial banking, investment banking and advisory services for us from time to time for which they have received and will continue to receive customary fees and expenses. Affiliates of some of the underwriters are lenders under our revolving bank credit facility. In addition, affiliates of the underwriters hold additional roles under the facility, such as administrative agent, bookrunner, lead arranger, documentation agent or syndication agent.

Daiwa Securities America Inc. (“DSA”) has entered into an agreement with SMBC Securities, Inc. (“SMBCSI”) pursuant to which SMBCSI provides certain advisory and/or other services to DSA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DSA, DSA will pay to SMBCSI a mutually agreed-upon fee.

We will deliver the notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price for the notes.

Experts

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of quantifying errors.

Legal matters

The legality of the notes offered by us will be passed on for us by Jones Day, Atlanta, Georgia. Certain matters relating to laws of the State of Kansas will be passed on for us by Polsinelli Shughart PC, Kansas City, Missouri. Certain legal matters related to the offered notes will be passed on for the underwriters by Shearman & Sterling LLP, New York, New York.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units

We may offer and sell, from time to time, in one or more offerings, together or separately:

(1) common stock;

(2) preferred stock;

(3) preferred stock represented by depositary shares;

(4) debt securities, which may be senior debt securities or subordinated debt securities;

(5) warrants;

(6) purchase contracts; and

(7) units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of the securities and their offering prices in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide to invest in any of these securities.

Our series 1 common shares are traded on the New York Stock Exchange under the symbol “S.” On November 14, 2006 the last reported sale price of our series 1 common shares was $20.44 per share.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated November 15, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, containing specific information about the terms of the securities being offered and the manner in which they may be offered. The prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement and any pricing supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read the entire prospectus, the prospectus supplement and any pricing supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information provided in this prospectus, the related prospectus supplement, including any information incorporated by reference, and any pricing supplement. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus, the related prospectus supplement and any pricing supplement. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Sprint Nextel,” “we,” “us,” “our” or similar references mean Sprint Nextel Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available at the office of The New York Stock Exchange, or the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060. Our SEC filings are also available on our website at www.sprint.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4283. This prospectus incorporates by reference the following documents:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 7, 2006, as amended by Form 10-K/A filed on March 31, 2006 and as amended by Form 10-K/A 2 filed on October 10, 2006;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed on May 5, 2006;

•	Quarterly report on Form 10-Q for the quarter ended June 30, 2006 filed on August 9, 2006;

•	Quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed on November 9, 2006;

•	Current reports on Form 8-K filed on August 18, 2005 (only with respect to Exhibits 99.17 and 99.18), as amended by Form 8-K/A filed on December 5, 2005, February 1, 2006, February 10, 2006, February 22, 2006 (of the two current reports on Form 8-K filed on February 22, 2006, only the filing made under Item 1.01 is incorporated herein by reference), March 6, 2006, April 20, 2006, April 21, 2006, May 3, 2006, May 23, 2006, June 16, 2006, June 27, 2006, July 27, 2006, August 3, 2006 (only the information reported under Item 8.01 is incorporated herein by reference), August 22, 2006, September 18, 2006, October 10, 2006, November 1, 2006 and November 14, 2006;

•	the description of the series 1 common stock included in Amendment 8 to the Form 8-A/A filed August 12, 2005; and

•	the description of the preferred stock purchase rights included in Amendment 6 to the Form 8-A/A filed August 8, 2005.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus until the offering of the particular securities covered by a prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules.

This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. They can be identified by the use of forward-looking words, such as “may,” “could,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the effects of vigorous competition, including the impact of competition on the price we are able to charge customers for services we provide and our ability to attract new customers and retain existing customers; the overall demand for our service offerings, including the impact of decisions of new subscribers between our post-paid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•	the impact of overall wireless market penetration on our ability to attract and retain customers with good credit standing and the intensified competition among wireless carriers for those customers;

•	the uncertainties related to the benefits of our merger with Nextel Communications, Inc., including anticipated synergies and cost savings and the timing thereof;

•	the potential impact of difficulties we may encounter in connection with the integration of the pre-merger Sprint and Nextel businesses, and the integration of the businesses and assets of certain of the third party affiliates, or PCS Affiliates, that provide wireless personal communications services, or PCS, under the Sprint® brand that we have acquired, and Nextel Partners, Inc., including the risk that these difficulties could prevent or delay our realization of the cost savings and other benefits we expect to achieve as a result of these integration efforts and the risk that we will be unable to continue to retain key employees;

•	the uncertainties related to the implementation of our business strategies, investments in our networks, our systems, and other businesses, including investments required in connection with our planned deployment of a next generation broadband wireless network;

•	the costs and business risks associated with providing new services and entering new geographic markets, including with respect to our development of new services expected to be provided using the next generation broadband wireless network that we plan to deploy;

•	the impact of potential adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the ability of our wireless segment to continue to grow and improve profitability;

•	the ability of our long distance segment to achieve expected revenues;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us;

•	the inability of third parties to perform to our requirements under agreements related to our business operations;

•	no significant adverse change in Motorola, Inc.’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for our integrated Digital Enhanced Network, or iDEN®, network;

•	the impact of adverse network performance, including, but not limited to, any performance issues resulting from reduced network capacity and other adverse impacts resulting from the reconfiguration of the 800 megahertz, or MHz, band used to operate our iDEN network, as contemplated by the Federal Communications Commission’s, or FCC’s, Report and Order, released in August 2004 as supplemented thereafter;

•	the costs of compliance with regulatory mandates, particularly requirements related to the FCC’s Report and Order, deployment of enhanced 911, or E911, services on the iDEN network and privacy-related matters;

•	equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	one or more of the markets in which we compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•	other risks referenced from time to time in our filings with the SEC, including our Form 10-K for the year ended December 31, 2005, as amended, in Part I, Item 1A, “Risk Factors,” as well as in Exhibit 99.1 to our Form 8-K filed September 18, 2006, each of which is incorporated herein.

ABOUT SPRINT NEXTEL CORPORATION

We are a global communications company offering a comprehensive suite of wireless and wireline communications products and services that are designed to meet the needs of our targeted customer groups: individuals and small to mid-sized businesses, and large enterprises and government customers. Although our operations are divided into two lines of business, wireless and long distance, we have organized our sales and distribution efforts to focus on the needs of our targeted customer groups, which enables us to create customer- focused communications solutions that can incorporate any of our wireless and wireline services and their capabilities to meet the specific needs of these customer groups. We are one of the three largest wireless companies in the United States based on the number of wireless subscribers. We own extensive wireless networks and a global long distance, Tier 1 Internet backbone.

We maintain our principal executive offices at 2001 Edmund Halley Drive, Reston, Virginia 20191. Our telephone number there is (703) 433-4000. The address of our website is www.sprint.com. Information on our website does not constitute a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

For purposes of calculating the ratios,

(i) earnings include:

•	income (loss) from continuing operations before income taxes, less the effect of

•	equity in the net earnings (losses) of less-than-50% owned entities, and

•	capitalized interest; and

(ii) fixed charges include:

•	interest on all debt of continuing operations;

•	amortization of debt issuance costs; and

•	the interest component of operating rents.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

The ratio of earnings to fixed charges is calculated as follows:

(earnings + fixed charges)

(fixed charges)

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

(earnings + fixed charges)

(fixed charges) + (pretax earnings required to cover preferred stock dividends)

Pretax earnings required to cover preferred stock dividends are calculated as follows:

preferred stock dividends

1- (Sprint Nextel’s effective income tax rate)

	For the
	Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2006	2005	2005	2004		2003		2002		2001

Ratio of Earnings to Fixed Charges	1.58	1.92	1.63	—	(a)	—	(b)	—	(c)	—	(d)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.57	1.91	1.62	—	(a)	—	(b)	—	(c)	—	(d)

(a)	Earnings, as adjusted, were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $3.3 billion in 2004.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $2.1 billion in 2003.

(c)	Earnings, as adjusted, were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $1.1 billion in 2002.

(d)	Earnings, as adjusted, were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $4.0 billion in 2001.

USE OF PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general business purposes, which may include, among other things, network expansion or enhancement, financing acquisitions, repurchasing our outstanding debt and equity securities, debt service requirements and redemptions of long-term debt, or for other general working capital requirements. Until we apply the proceeds from a sale of securities to their intended purposes, we may invest those proceeds.

DESCRIPTION OF SPRINT NEXTEL COMMON STOCK

This section describes the general terms and provisions of our common stock. The prospectus supplement relating to any offering of common stock, or other securities convertible into or exchangeable or exercisable for common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price, and market price and dividend information.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and amended and restated bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our articles of incorporation and bylaws for additional information before you purchase any shares of our common stock.

General

Our articles of incorporation provide that we may issue up to 6,000,000,000 shares of series 1 common stock, par value $2.00 per share; 500,000,000 shares of series 2 common stock, par value $2.00 per share (together with the series 1 common stock, the “Voting Common Stock”); and 100,000,000 shares of non-voting common stock, par value $0.01 per share. As of October 31, 2006, 2,777,478,227 shares of series 1 common stock, 79,831,333 shares of series 2 common stock and 37,594,109 shares of non-voting common stock were outstanding.

Voting Powers

General

Except as otherwise provided by law, as set forth in our articles of incorporation or as otherwise provided by the terms of any outstanding non-voting common stock or any outstanding series of preferred stock, the holders of series 1 common stock and series 2 common stock will vote together with the holders of all other classes or series of capital stock that have general voting power on all matters as a single class. The holders of series 1 common stock and series 2 common stock, voting together as a separate class, are entitled to vote on a proposed amendment to our articles of incorporation if the amendment would:

•	increase or decrease the number of authorized shares of series 1 common stock or series 2 common stock;

•	increase or decrease the par value of the shares of series 1 common stock or series 2 common stock; or

•	alter or change the powers, preferences or special rights of the shares of series 1 common stock or series 2 common stock so as to affect them adversely.

Except as otherwise provided by law or as described below, the holders of non-voting common stock will have no right to vote on any matter. Our articles of incorporation provide that the holders of non-voting common stock have the right to vote, as a separate class, on any fundamental change in which shares of non-voting common stock would be treated differently from shares of series 1 common stock. A fundamental change is any merger, consolidation, reorganization of us or reclassification by us of our shares of capital stock, any amendment to our articles of incorporation or any liquidation, dissolution or winding up of us. However, the holders of the non-voting common stock do not have the right to vote on a fundamental change in which the only difference in treatment is that the holders of series 1 common stock would be entitled to receive equity securities with full voting rights and the holders of non-voting common stock would be entitled to receive equity securities that have voting rights substantially identical to the voting rights of the non-voting common stock and that are convertible:

•	with respect to holders of non-voting common stock other than Motorola, upon any Voting Conversion Event (as defined below under “—Optional Conversion of Non-voting Common Stock”); or

•	with respect to Motorola, upon any distribution, disposition or sale, or upon a Motorola Conversion Event (as defined below under “—Optional Conversion of Non-voting Common Stock”),

in each case on a share-for-share basis into the voting securities to which the holders of the series 1 common stock are entitled, but which are otherwise identical to those voting securities.

References to Motorola mean Motorola, Inc., a Delaware corporation, or any affiliate thereof.

Votes Per Share

Except as specified below, on each matter to be voted on by the holders of series 1 common stock and series 2 common stock:

•	each outstanding share of series 1 common stock is entitled to one vote per share; and

•	each outstanding share of series 2 common stock is entitled to 1/10 of a vote per share.

In any vote in which the series 1 common stock and series 2 common stock are entitled to vote together as a separate class and are voting as a separate class, each share is entitled to one vote; except that in any vote in which the holders of series 1 common stock and series 2 common stock vote together as a separate class solely because the shares of series 1 common stock and series 2 common stock are the only voting securities of ours that are outstanding, or are the only securities of ours entitled to vote on the matter, and neither the law nor our articles of incorporation entitle the series 1 common stock and series 2 common stock to vote as a separate class, the vote per share as described in the paragraph immediately above will apply.

In addition, (1) if shares of only one series of Voting Common Stock are outstanding on the record date for determining the holders of Voting Common Stock entitled to vote on any matter, then each share of the outstanding series is entitled to one vote and (2) if either the series 1 common stock or series 2 common stock votes as a single class with respect to any matter, each share of that series is, for purposes of that vote, entitled to one vote on that matter.

In any vote in which the holders of the non-voting common stock are entitled to vote together as a separate class, each share of non-voting common stock is entitled to one vote.

Cumulative Voting

Our shareholders are not entitled to cumulative voting of their shares in elections of directors.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of series 1 common stock, series 2 common stock and non-voting common stock would be entitled to share in our remaining assets on a pro rata basis. Neither the merger nor consolidation of us, nor the transfer of all or part of our assets, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of us within the meaning of this paragraph.

Dividends

Generally

Dividends on our series 1 common stock, series 2 common stock and the non-voting common stock, which we refer to collectively as our common stock, may be declared and paid only out of the funds of the company legally available therefor.

The per share dividends on our common stock, when and if declared, will be an equivalent amount for all classes and series of our common stock and will be payable on the same date, except that if a dividend is paid in shares of our common stock, or in options, warrants or rights to acquire our common stock, or in securities convertible into or exchangeable into our common stock, the dividend on each series or class of our common stock will be paid in shares of that series or class of stock, or options, warrants or rights to acquire shares of that series or class of common stock, or securities convertible into or exchangeable for shares of that series or class of common stock.

Share Distributions

The board of directors may declare and pay dividends or distributions of shares of our common stock (or securities convertible into or exchangeable or exercisable for shares of our common stock) on shares of our common stock or preferred stock only as follows:

•	dividends or distributions of shares of series 1 common stock (or securities convertible into or exchangeable or exercisable for shares of series 1 common stock) on shares of series 1 common stock, as well as on preferred stock;

•	dividends or distributions of shares of series 2 common stock (or securities convertible into or exchangeable or exercisable for shares of series 2 common stock) on shares of series 2 common stock, as well as on preferred stock; and

•	dividends or distributions of shares of non-voting common stock (or securities convertible into or exchangeable or exercisable for shares of non-voting common stock) on shares of non-voting common stock, as well as on preferred stock.

Preemptive Rights

No holder of shares of any class or series of our capital stock or holder of any security or obligation convertible into shares of any class or series of our capital stock has any preemptive right to subscribe for, purchase or otherwise acquire shares of any class or series of our capital stock.

Redemption of Shares Held By Aliens

Our articles of incorporation permit, by action of the board of directors, the redemption by us of shares of series 1 common stock and series 2 common stock held by aliens if necessary or advisable to comply with the foreign ownership limitations set forth in Section 310 of the U.S. Communications Act of 1934, as amended. The provisions permit series 1 common stock held by aliens to be redeemed at a price equal to the market price (i.e., the closing price of the series 1 common stock on the previous trading day) of the shares on the third business day before mailing the notice of redemption, except that the redemption price with respect to shares of series 1 common stock purchased by any alien after November 21, 1995 and within one year of the redemption date would not, unless otherwise determined by our board, exceed the purchase price paid for those shares by the alien. The provisions also permit series 2 common stock held by aliens to be redeemed at a price equal to the market price of a share of series 1 common stock on the redemption date.

We will give written notice of the redemption date at least 30 days before the redemption date to the record holders of the shares selected to be redeemed, except that the redemption date may be the date on which notice is given if the cash or redemption securities necessary to effect the redemption have been deposited in trust for the benefit of record holders and are subject to immediate withdrawal by them when they surrender their stock certificates.

The redemption price may be paid in cash, any of our or our subsidiaries’ debt or equity securities, or any combination of those securities or any combination of cash and those securities, provided that the securities, together with any cash to be paid as part of the redemption price, will, in the opinion of an investment banking firm of recognized national standing selected by our board of directors, have a market price, at the time notice of redemption is given, at least equal to the redemption price.

No Dilution or Impairment; Certain Tender Offers

Our articles of incorporation will not permit us to effect any reclassification, subdivision or combination of the outstanding shares of our common stock (including any reclassification, subdivision or combination effected pursuant to a consolidation, merger or liquidation) unless at the same time shares of all series or classes of our common stock are reclassified, subdivided or combined on an equal per share basis so that the holders of shares of each series or class of common stock:

•	are entitled, in the aggregate, to the same percentage of the voting power as they had immediately before the reclassification, subdivision or combination; and

•	maintain all of the rights associated with that series or class of common stock set forth in our articles of incorporation, subject to the limitations, restrictions and conditions on those rights contained in our articles of incorporation.

In the case of any consolidation or merger of us with or into any other entity (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of the series 1 common stock) or any reclassification of the series 1 common stock into any other form of our capital stock, each holder of series 2 common stock will, after the consolidation, merger or reclassification, have the right to convert each share of series 2 common stock held by that holder into the kind and amount of shares of stock and other securities and property which that holder would have been entitled to receive upon the consolidation, merger or reclassification if that holder had converted its shares of series 2 common stock into series 1 common stock immediately before the consolidation, merger or reclassification.

Exclusionary Tender Offers

If the board of directors does not oppose a tender offer by a person other than a Cable Holder (as defined below) for our voting securities representing not less than 35% of our voting power, and the terms of the tender offer do not permit the holders of series 2 common stock to sell an equal or greater percentage of their shares as the holders of series 1 common stock are permitted to sell taking into account any proration, then each holder of series 2 common stock will have the right (but not the obligation) to deliver to us a written notice requesting conversion of certain shares of series 2 common stock designated by that holder into series 1 common stock. Subject to certain limitations set forth in our articles of incorporation, each share of series 2 common stock so designated will automatically convert (without the payment of any consideration) into one duly issued, fully paid and nonassessable share of series 1 common stock.

“Cable Holder” means, generally, any of Tele-Communications, Inc., a Delaware corporation, Comcast Corporation, a Pennsylvania corporation, or Cox Communications, Inc., a Delaware corporation, or any of their affiliates or successors.

Issuer Tender Offers

We may not conduct an issuer tender offer (as defined in Rule 13e-4 under the Exchange Act) with respect to the series 1 common stock unless:

•	the tender offer provides for the participation of the holders of series 2 common stock on an equal basis with the series 1 common stock; and

•	we accept for repurchase the number of shares tendered by the holders of series 1 common stock and series 2 common stock in proportion to the number of shares of each series tendered.

This restriction will not prevent us from administering in good faith an “odd-lot” program in connection with the issuer tender offer and will not apply to customary acquisitions of series 1 common stock or series 2 common stock made by the company on the open market for purposes of maintaining our stock option plans.

Automatic Conversion of Series 2 Common Stock

Below One Percent Voting Power

If the total number of converted votes (i.e., treating the series 2 common stock as having one vote per share) represented by the aggregate number of issued and outstanding shares of series 2 common stock is below 1% of our outstanding voting power for more than 90 consecutive days (we refer to the date on which the 90-day period ends as the Conversion Trigger Date), then each outstanding share of series 2 common stock will automatically convert into one duly issued, fully paid and nonassessable share of series 1 common stock on the 90th day following the Conversion Trigger Date.

Certain Transfers

When the ownership of shares of series 2 common stock is transferred to someone other than a Cable Holder, each transferred share will automatically convert into one duly issued, fully paid and nonassessable share of series 1 common stock as of the date of the transfer.

Optional Conversion of Non-voting Common Stock

Under the circumstances described below, each share of non-voting common stock is convertible into one duly issued, fully paid and non-assessable share of series 1 common stock. On the occurrence, or expected occurrence, of any Voting Conversion Event (as defined below) with respect to holders of non-voting common stock other than Motorola, or any distribution, disposition or sale by Motorola, each share of non-voting common stock that is being or has been distributed, disposed of or sold will be convertible at the option of the holder into one duly issued, fully paid and nonassessable share of series 1 common stock. In addition, on the occurrence of a Motorola Conversion Event (as defined below), Motorola may, at its option, convert any or all of the shares of non-voting common stock held by it into one duly issued, fully paid and nonassessable share of series 1 common stock.

“Voting Conversion Event” means:

•	any public offering or public sale of our securities, including a public offering registered under the Securities Act and a public sale under Rule 144 of the Securities Act;

•	any sale of our securities to a person or group if, after the sale, that person or group would own or control securities which possess in the aggregate the voting power to elect a majority of the board of directors, if the sale has been approved by our board of directors or a committee of the board;

•	any sale of our securities to a person or group if, after the sale, that person or group would own or control securities (excluding any non-voting common stock being converted and disposed of in connection with the Voting Conversion Event) that possess in the aggregate the voting power to elect a majority of our board of directors;

•	any sale of our securities to a person or group if, after the sale, that person or group would not, in the aggregate, own, control or have the right to acquire more than 2% of the outstanding securities of any class of our voting securities; and

•	any distribution, disposition or sale of our securities to a person or group in connection with a merger, consolidation or similar transaction if, after the transaction, that person or group would own or control securities that constitute in the aggregate the voting power to elect a majority of the surviving corporation’s directors, if the transaction has been approved by our board of directors or a committee of the board.

“Motorola Conversion Event” means the existence of circumstances that, in Motorola’s judgment, constitute or are likely to cause or result in a material adverse development with respect to our and our subsidiaries’ business, properties, operations or financial condition and which otherwise cause conversion of the shares of non-voting common stock held by Motorola into shares of Voting Common Stock to be reasonably necessary to protect Motorola’s interests as our shareholder, provided that, notwithstanding the foregoing, in no event shall a Motorola Conversion Event be deemed to have occurred unless and until there shall have been a downgrade in our credit rating to below B-, as determined by Standard & Poor’s Ratings Services, or B3, as determined by Moody’s Investor’s Services.

Transfer Agent and Registrar

The transfer agent and registrar for the series 1 common stock and series 2 common stock is UMB Bank, n.a., Kansas City, Missouri.

Anti-takeover Provisions

The Kansas General Corporation Code, or KGCC, and our articles of incorporation and bylaws contain provisions that could discourage or make more difficult a change in control of the company without the support of our board of directors. A summary of these provisions follows.

Vote Required for Certain Business Combinations

Under the KGCC, the board of directors and the holders of a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its articles of incorporation, no shareholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s articles of incorporation;

•	each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•	either no shares of common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock will be issued or delivered, it will not increase the number of outstanding shares of common stock immediately before the merger by more than 20%.

Our articles of incorporation require that certain business combinations initiated by a beneficial owner of 10% or more of our voting stock, together with its affiliates and associates (collectively an “interested shareholder”), must be approved by the holders of 80% of the outstanding voting stock, unless (1) approved by a majority of continuing directors at a meeting where at least seven continuing directors are present, or (2) the consideration received by our shareholders in the business combination is not less than the highest price per share paid by the interested shareholder for its shares. The types of business combinations covered by this provision include:

•	a merger or consolidation of our company or any of our subsidiaries with an interested shareholder or its affiliate;

•	a sale, lease, exchange, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets with a fair market value of $1 million or more to or with an interested shareholder or its affiliate;

•	the issuance or transfer by us or any of our subsidiaries (in one transaction or a series of transactions) of our securities or securities of any of our subsidiaries in exchange for cash, securities or other property having an aggregate fair market value of $1 million or more to an interested shareholder or its affiliate;

•	the adoption of a plan or proposal for our liquidation or dissolution proposed by an interested shareholder or its affiliate; or

•	any reclassification of securities or recapitalization of our company or other transaction that has the effect of increasing the proportionate share of our equity securities or equity securities of any subsidiary owned directly or indirectly by the interested shareholder or its affiliate.

In order to qualify as a continuing director, a director cannot be affiliated with an interested shareholder and must have been a director before the time the interested shareholder became an interested shareholder (or any successor director recommended by a majority of the continuing directors).

Restriction on Purchase of Equity Securities by Sprint Nextel

If the beneficial owner of 5% or more of a class of our equity securities has held any of the securities for less than two years, our articles of incorporation prohibit us from purchasing equity securities of the same class as the securities held for less than two years from the 5% security holder at a premium over market price unless we obtain the approval of the holders of a majority of the voting power of our outstanding capital stock, excluding the shares held by the 5% security holder.

The approval of shareholders is not required in connection with:

•	any purchase or other acquisition of securities made as part of a tender or exchange offer by us to purchase securities of the same class on the same terms to all holders of those equity securities;

•	any purchase, redemption, conversion or other acquisition by us of series 2 common stock from a holder of that stock pursuant to the provisions of our articles of incorporation; or

•	any purchase, redemption, conversion or other acquisition by us of non-voting common stock from a holder of that stock.

Notice Provisions Relating to Shareholder Proposals and Nominees

Our bylaws contain provisions requiring shareholders to give advance written notice to us of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of shareholders. The notice must usually be received not less than 120 days and not more than 150 days before the first anniversary of the preceding year’s annual meeting. Under our bylaws, a special meeting of shareholders may be called only by the Chairman of the Board, the Chief Executive Officer and President or the board of directors.

Rights Plan

We have entered into a rights plan with UMB Bank, n.a. The rights plan was designed to provide our board of directors with sufficient time, flexibility and negotiating leverage to adequately evaluate strategic alternatives in an orderly manner as well as to ensure equal and fair treatment of our shareholders. Pursuant to the terms of the rights agreement, one-half of a right is attached to each share of series 1, series 2 and non-voting common stock outstanding.

The rights become exercisable upon the earlier of ten business days after a person or group has acquired, or obtained the right to acquire, in a transaction not approved by our board of directors, 15% or more of our voting power or ten business days after a person or group announces a tender or exchange offer for 15% or more of our voting power. The rights plan includes a “permitted offer” exception for a tender offer or exchange offer which meets certain criteria including the following:

•	the offer is for all outstanding shares of our common stock; and

•	the offer has been determined to be fair to shareholders and otherwise in our and our shareholders’ best interests by a majority of our directors who are not our officers after receiving advice from an investment banking firm.

Once the rights become exercisable, all rights owned by the acquiring person, and the acquiring person’s affiliates and associates, will be null and void.

If the rights become exercisable as the result of a tender offer, unless redeemed by us, each right will entitle the registered holder to purchase 1/1000th of a share of sixth series preferred stock at an exercise price of $275, subject to adjustment. Each share of sixth series preferred stock is entitled to a preferential quarterly dividend payment of the greater of $100 per share or 2,000 times the aggregate per share amount of all dividends declared per share on the series 1 common stock, other than a dividend payable in series 1 common stock, during the preceding quarter. In the event of our liquidation, the holders of shares of sixth series preferred stock will be entitled to a preferential liquidation payment of the greater of $1,000 per share, plus accrued dividends, or 2,000 times the aggregate amount to be distributed per share of common stock.

Once a person or group acquires 15% or more of the voting power, each right will entitle its holder to purchase, for the exercise price of the right, a number of shares of our Voting Common Stock or non-voting common stock having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by us. However, at the option of our board of directors, until such time as an acquiring shareholder owns 50% or more of the voting power, we may exchange each right for two shares of our Voting Common Stock or non-voting common stock.

In addition, if we are acquired in a merger or other business combination transaction after the rights become exercisable, each right will entitle its holder to purchase, for the exercise price of the right, a number of shares of the acquiring entity’s common stock having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by us.

We may redeem the rights at a price of $0.01 per right, payable in cash or other consideration deemed appropriate by our board of directors, at any time before the close of business on the 10th business day after a person or group obtains 15% or more of our voting power. The rights agreement and the rights may be amended in any respect by action of our board of directors, and without the approval of the holders of the rights, at any time before the rights become non-redeemable, except that the redemption price cannot be changed. After the rights can no longer be redeemed, our board of directors may not amend the rights agreement or the rights in any respect that would adversely affect the interests of the holders of rights without their approval. The rights expire on June 25, 2007, unless extended or earlier redeemed.

Business Combination Statute

Kansas law contains a “business combination” statute, which restricts “business combinations” between a domestic corporation and an “interested shareholder.” A “business combination” means one of various types of transactions, including mergers, that increases the proportionate voting power of the interested shareholder. An “interested shareholder” means any person, or its affiliate or associate, that owns or controls 15% or more of the outstanding shares of the corporation’s voting stock.

Under this statute, a domestic corporation may not engage in a business combination with an interested shareholder for a period of three years following the time the interested shareholder became an interested shareholder, unless:

•	before that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares held by specified employee stock ownership plans; or

•	at or after that time the business combination is approved by the board of directors and authorized at a shareholders’ meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

The business combination restrictions of this statute do not apply if, among other things:

•	the holders of a majority of the corporation’s voting stock approve an amendment to its articles of incorporation or bylaws expressly electing not to be governed by the antitakeover provisions, which election will be effective 12 months after the amendment’s adoption and would not apply to any business combination with a person who was an interested shareholder at or before the time the amendment was approved; or

•	a shareholder becomes an interested shareholder “inadvertently” and as soon as possible thereafter divests itself of a sufficient number of shares so that such shareholder ceases to be an interested shareholder and would not, at any time within the three-year period immediately before a business combination between the corporation and such interested shareholder, have been an interested shareholder, but for the inadvertent acquisition.

We have not opted out of the Kansas business combination statute.

Control Share Acquisition Statute

Kansas law also contains a “control share acquisition statute” which provides, unless otherwise provided in a company’s articles of incorporation or bylaws, that any person or group must obtain shareholder approval before acquiring any shares of stock of a publicly traded Kansas corporation if, after the acquisition, that person would have a triggering level of voting power, beginning at 20%, as set forth in the statute. We amended our bylaws to opt out of the control share acquisition statute.

Blank Check Preferred

Our articles of incorporation provide for 20,000,000 shares of preferred stock, of which only 3,532,745 have been designated. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer or otherwise. To the extent our board causes shares of our preferred stock to be issued, the voting or other rights of a potential acquirer might be diluted. Our board of directors has the authority to issue shares of our preferred stock without any action by our shareholders. Any such issuance may have the effect of delaying, deterring or preventing a change of control of us.

DESCRIPTION OF SPRINT NEXTEL PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock. The prospectus supplement relating to any offering of preferred stock, or other securities convertible into or exchangeable or exercisable for preferred stock, will describe more specific terms of the preferred stock being offered, including the designation of the series, the number of shares offered, the initial offering price and any voting, dividend, and liquidation preference rights, and any general terms described in this section that will not apply to those shares of preferred stock.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation and the certificate of designation relating to the applicable series of preferred stock that we will file with the Kansas Secretary of State, each of which is or will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our articles of incorporation and the applicable certificate of designation for additional information before you purchase any shares of our preferred stock or securities convertible into or exchangeable or exercisable for our preferred stock.

General

Our articles of incorporation authorize the issuance of up to 20,000,000 shares of preferred stock, no par value. The preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in our articles of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by our board of directors.

Our board of directors, without further action of our stockholders, has the authority to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law:

•	the number of shares and the distinctive designation of the series;

•	the dividend rights;

•	any redemption rights, terms and prices;

•	the terms of any retirement or sinking funds;

•	the rights, terms and prices, if any, by which the shares may be convertible into, or exchangeable for, other shares;

•	the voting power, if any; and

•	any other terms, conditions, special rights and protective provisions.

Preferred Stock—Sixth Series, Junior Participating

Designation

In connection with the adoption of our rights agreement, our board of directors designated a class of preferred stock as the “Preferred Stock-Sixth Series, Junior Participating,” which we refer to as the sixth series preferred stock. Our articles of incorporation authorize 3,000,000 shares of the sixth series preferred stock. No shares are currently outstanding. The sixth series preferred stock will only be issued under the circumstances contemplated under “Description of Sprint Nextel Common Stock—Rights Plan” above.

Dividends and Liquidation

Each share of the sixth series preferred stock will be entitled, when declared by our board of directors out of funds legally available, to a preferential quarterly dividend payable in cash on January 1, April 1, July 1 and October 1 of each year in an amount equal to the greater of:

•	$100 per share, or

•	2,000 times the aggregate per share amount of all dividends, other than a dividend payable in series 1 common stock, declared on the series 1 common stock during the preceding quarter.

In the event of our liquidation, dissolution or winding up, the holders of shares of the sixth series preferred stock will be entitled to a preferential liquidation payment equal to the greater of:

•	$1,000 per share, plus accrued dividends, or

•	2,000 times the aggregate amount to be distributed per share of series 1 common stock.

Voting and Other Rights

Each share of the sixth series preferred stock will have 2,000 votes and will vote together with, and on the same matters as, the series 1 common stock and the series 2 common stock.

In the event of any merger, consolidation or other transaction involving us in which shares of series 1 common stock are exchanged for or changed into other stock, securities, cash and/or other property, each share of the sixth series preferred stock will be entitled to receive 2,000 times the amount received per share of series 1 common stock.

The dividend, liquidation, voting and other rights of the sixth series preferred stock are subject to adjustment if there is a dividend on the series 1 common stock paid in shares of series 1 common stock or a subdivision or combination of the shares of series 1 common stock.

Rank

The sixth series preferred stock will rank junior to all other series of the preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series provide otherwise.

Fractional Shares

Shares of the sixth series preferred stock may be issued in fractions of a share which will entitle the holder, in proportion to that holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of the sixth series preferred stock.

Other Designated Preferred Stock

As of October 31, 2006, the following series of preferred stock were also designated:

•	300,000 shares of preferred stock-seventh series, convertible; and

•	232,745 shares of preferred stock-ninth series zero coupon convertible due 2013.

None of these shares are outstanding. We redeemed all of our outstanding shares of preferred stock-seventh series, and we cannot re-issue shares of our preferred stock-seventh series as shares of the same series. In addition, we have no plans to issue new shares of either our preferred stock-seventh series or our preferred stock-ninth series.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of our preferred stock represented by depositary shares. The prospectus supplement relating to the offering of depositary shares will describe more specific terms of the depositary shares being offered, including the number of shares offered, the initial offering price and the powers, preferences and other rights of the underlying preferred stock and any general terms outlined in this section that will not apply to those depositary shares.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable deposit agreement (including the depositary receipt), the form of which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the form of deposit agreement (including the depositary receipt) for additional information before you buy any of our depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. The forms of deposit agreement and depositary receipt will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will be issued evidencing only whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will then be prepared without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute the securities or property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, and the distribution of the net proceeds. The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder, upon his or her order, a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days’ prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and, if shares of a series of preferred stock are redeemable, the depositary also will act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF DEBT SECURITIES

This section contains a description of the general terms and provisions of the debt securities that may be offered by this prospectus. We may issue senior debt securities and subordinated debt securities under one of two separate indentures to be entered into between us and The Bank of New York Trust Company, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. The senior indenture and the subordinated indenture are referred to in this prospectus individually as the “indenture” and collectively as the “indentures.” The indentures may be supplemented from time to time.

We have summarized the material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part and you should read the indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indentures. You can obtain copies of the indentures by following the directions described under the caption “Where You Can Find More Information.” In this section, references to “our”, “we” and similar terms mean Sprint Nextel Corporation, excluding its subsidiaries.

In addition, the material specific financial, legal and other terms, as well as any material U.S. federal income tax consequences, of a particular series of debt securities will be described in the prospectus supplement relating to that series of debt securities. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

Neither indenture limits the aggregate principal amount of debt securities that we may issue and each indenture provides that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless otherwise specified in a prospectus supplement for a particular series, we may issue additional debt securities of such series without the consent of the holders of the debt securities of that series outstanding at the time of the issuance. Any additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. Neither indenture limits our ability to incur other debt and neither contains financial or similar restrictive covenants, except as described below.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any debt securities that we issue be issued under either of the indentures described in this prospectus. Thus, any debt securities that we may issue may be issued under other indentures or documentation containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

Unless otherwise specified in a prospectus supplement for a particular series, the debt securities covered by this prospectus will be our direct unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our senior indebtedness. See “—Subordination” below. Secured indebtedness will rank ahead of the debt securities to the extent of the value of the assets securing such indebtedness.

We conduct operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under outstanding debt securities largely will be dependent on the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends, loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on our debt securities or to make any funds available for payment of amounts that will be due on our debt securities. Because we are primarily a holding company, our obligations under our debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights, and the rights of our creditors, including the rights of the holders of the debt securities, to participate in any distribution of assets of any of our subsidiaries, if such subsidiary were to be liquidated or reorganized, are subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against our subsidiaries, our claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to us.

We, together with Sprint Capital Corporation and Nextel Communications Inc., two of our wholly-owned subsidiaries, have a five-year $6.0 billion revolving credit facility. We, Sprint Capital and Nextel Communications are jointly and severally obligated in respect of all borrowings under the facility. In addition, although we have issued some of our outstanding senior notes, the majority of the other long-term debt and capital lease obligations reflected in our consolidated financial statements has been issued by wholly-owned subsidiaries of ours and has been fully and unconditionally guaranteed by us. The indentures and financing arrangements of certain of our subsidiaries contain provisions that limit cash dividend payments on subsidiary common stock held by us. The transfer of cash in the form of advances from the subsidiaries to us is generally not restricted.

A prospectus supplement relating to the debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and series of the debt securities;

•	the principal amount of the series of debt securities and whether there will be any limit upon the aggregate principal amount of such debt securities;

•	the person to whom interest, if any, on the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for such interest, if any;

•	the date or dates on which the principal of the debt securities will be payable, or the method or methods, if any, by which such date or dates will be determined;

•	the rate of interest, if any, which may be fixed or floating, at which the debt securities will bear interest, or the method of determining the rate, if any;

•	whether payments of the principal of, and premium and interest, if any, on the debt securities will be determined by any index, formula or other method and the manner of determining the amount of these payments;

•	the date or dates from which interest, if any, will accrue;

•	the dates on which interest, if any, will be payable and the related record dates;

•	the place or places where the principal of, and premium and interest, if any, on the debt securities will be payable if other than the location specified in this prospectus;

•	if such debt securities are to be redeemable at our option, any redemption dates, prices, rights, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund, purchase fund or similar provisions;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 and integral multiples of $1,000;

•	the currency or currency unit in which principal, and premium and interest, if any, on the debt securities will be paid if other than U.S. dollars;

•	the currency or currency units in which the debt securities will be payable, if, at the election of us or a holder thereof, the principal of, and premium and interest, if any, on the debt securities is to be paid in one or more currencies or currency units other than that in which such debt securities are stated to be payable, and the terms and conditions upon which such election may be made and the amount so payable;

•	provisions specifying whether the debt securities will be convertible into other securities of ours and/or exchangeable for securities of ours or other issuers and, if so, the terms and conditions upon which such debt securities will be convertible or exchangeable;

•	provisions specifying whether such debt securities are senior debt securities or subordinated debt securities, and, if subordinated debt securities, the specific subordination provisions applicable thereto if different from the provisions set forth in this prospectus;

•	the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity thereof as described below under the caption “—Events of Default—Remedies,” if other than the entire principal amount thereof;

•	whether the debt securities, in whole or any specified part, will not be defeasible as described below under the caption “—Defeasance;”

•	whether the debt securities will be issued in permanent global form and the circumstances under which the permanent global debt security may be exchanged;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	any deletions from, changes in or additions to the events of default or the covenants specified in the indenture or in this prospectus;

•	whether the debt securities will be issued with warrants to purchase other securities;

•	any term applicable to original issue discount debt securities, if any, including the rate or rates at which such original issue discount debt securities, if any, shall accrue, and any necessary or desirable conforming changes to other provisions of the indentures; and

•	any other material terms of the debt securities not specified in this prospectus.

The prospectus supplement relating to debt securities being offered pursuant to this prospectus will be attached to the front of this prospectus.

Unless the applicable prospectus supplement states otherwise, debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. Holders of debt securities will not pay any service charge for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the indentures and the debt securities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders.

Subordination

Our subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness. Upon any payment by us or distribution of assets of ours of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of ours, the holders of senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities.

Accordingly, the holders of senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution that would be payable or deliverable in respect of the subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. By reason of such subordination, in the event of our liquidation or insolvency, holders of senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all senior indebtedness, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities applicable to such senior indebtedness until the principal of, and any premium and interest on, our subordinated debt securities have been paid in full.

No payment of principal (including redemption and sinking fund payments) of, or any premium or interest on, our subordinated debt securities may be made (1) in the event and during the continuation of our default in the payment of principal, premium, interest or any other amount due on any of our senior indebtedness without giving effect to any cure or grace period, or (2) if the maturity of any our senior indebtedness has been accelerated because of a default.

The subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. Our senior debt securities will constitute senior indebtedness under our subordinated indenture.

The term “senior indebtedness” means all of our indebtedness outstanding at any time, except (1) our subordinated debt securities, (2) indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is subordinated to or ranks equally with or junior to our subordinated debt securities, (3) our indebtedness to an affiliate, (4) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws, and (5) trade accounts payable. Senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Payment; Transfer

Unless the applicable prospectus supplement states otherwise, principal of, premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee. However, interest may be paid at our option by check mailed to the address of the holder entitled to the interest as it appears on the applicable security register. We will have the right to require a holder of any debt security, in connection with any payment on the debt security, to certify information to us or, in the absence of certification, we may rely on any legal presumption to enable us to determine our obligation, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Restrictive Covenants

Under the indentures, we will not directly or indirectly create, incur or allow to exist any Lien (a) securing our indebtedness for borrowed money on any property or assets of ours or any property or assets of our subsidiaries, now owned or acquired at a later time, or (b) securing any indebtedness for borrowed money on any of our property or assets now owned or acquired at a later time, in either case, unless:

•	we have made or will make effective provision whereby the outstanding debt securities are equally and ratably secured with (or prior to) all other indebtedness for borrowed money secured by such Lien for so long as any such other indebtedness for borrowed money is so secured;

•	the Lien is a Permitted Lien; or

•	the aggregate principal amount of indebtedness secured by the Lien and any other such Lien, other than Permitted Liens, does not exceed 15% of the Company’s Consolidated Net Tangible Assets.

Definitions. Under the indentures:

“Capital Lease Obligations” means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

“Consolidated Net Tangible Assets” means our consolidated total assets as reflected in our most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less

•	current liabilities, excluding current maturities of long-term debt and Capital Lease Obligations, and

•	goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, priority or other security agreement of any kind or nature whatsoever on or with respect to property including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Permitted Liens” means:

(1) Liens existing on the date that the applicable securities are issued;

(2) Liens on property existing at the time of acquisition of the property or to secure the payment of all or any part of the purchase price of the property or to secure any indebtedness incurred before, at the time of or within 270 days after the acquisition of the property for the purpose of financing all or any part of the purchase price of the property;

(3) Liens securing indebtedness owed by any of our subsidiaries to us or any of our subsidiaries;

(4) Liens on property of any entity, or on the stock, indebtedness or other obligations of any entity, existing at the time

•	the entity becomes a subsidiary of ours;

•	the entity is merged into or consolidated with us or a subsidiary of ours; or

•	we or a subsidiary of ours acquires all or substantially all of the assets of the entity,

as long as the Liens do not extend to any other property of ours or property of any other subsidiary of ours;

(5) Liens on property to secure any indebtedness incurred to provide funds for all or any part of the cost of development of or improvements to the property;

(6) Liens on our property or the property of any of our subsidiaries securing

•	contingent obligations on surety and appeal bonds, and

•	other nondelinquent obligations of a similar nature,

in each case, incurred in the ordinary course of business;

(7) Liens on property securing Capital Lease Obligations, provided that

•	the Liens attach to the property within 270 days after the acquisition thereof, and

•	the Liens attach solely to the property acquired in connection with the Capital Lease Obligations;

(8) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds, as long as the deposit account is not a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board and the deposit account is not intended to provide collateral to the depository institution;

(9) Liens on personal property to secure loans maturing not more than one year from the date of the creation of the loan and on accounts receivable associated with a receivables financing program of ours or any of our subsidiaries;

(10) Liens on our property or the property of any of our subsidiaries securing indebtedness or other obligations issued by the United States of America or any state or any department, agency or instrumentality or political subdivision of the United States of America or any state, or by any other country or any political subdivision of any other country, to finance all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings; and

(11) any renewal, extension or replacement of any Lien permitted pursuant to (1), (2), (4), (5), (7) and (10) above or of any indebtedness secured by any such Lien, as long as the extension, renewal or replacement Lien is limited to all or any part of the same property that secured the Lien extended, renewed or replaced, plus improvements on the property, and the principal amount of indebtedness secured by the Lien and not otherwise authorized by clauses (1), (2), (4), (5), (7) and (10) does not exceed the principal amount of indebtedness plus any premium or fee payable in connection with the renewal, extension or replacement so secured at the time of the renewal, extension or replacement.

Events of Default

Definition. Each indenture defines an Event of Default with respect to debt securities of any series issued thereunder as any one of the following events:

(1) failure to pay principal of or any premium on any debt security of that series when due, regardless of whether, in the case of the subordinated debt securities, such payment is permitted by any subordination provisions in the subordinated indenture;

(2) failure to pay any interest on any debt security of that series for 30 days after payment was due, regardless of whether, in the case of the subordinated debt securities, such payment is permitted by any subordination provisions in the subordinated indenture;

(3) failure to deposit any mandatory sinking fund payment, when due, in respect of any debt security of that series, regardless of whether, in the case of the subordinated debt securities, such deposit is permitted by the subordination provisions in the subordinated indenture;

(4) failure to perform any other covenant in the applicable indenture, other than a covenant included solely for the benefit of series of debt securities other than that series, continued for 60 days after written notice as provided in the indenture;

(5) certain events of bankruptcy, insolvency or reorganization; and

(6) any other Event of Default provided with respect to debt securities of that series.

Remedies. If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice as provided in the applicable indenture. Notwithstanding the foregoing, unless the applicable prospectus supplement states otherwise, if an Event of Default described in clause (5) with respect to any debt securities of any series occurs and is continuing, then all of the debt securities of that series shall become immediately due and payable without any further act by us, any holder or the trustee. At any time after a declaration of acceleration with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, in accordance with the indenture, rescind and annul the acceleration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the applicable indenture.

Obligations of Trustee. Each indenture provides that the trustee will be under no obligation, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. Subject to the provisions for indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right, in accordance with applicable law, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Under each indenture we must furnish to the trustee annually a statement regarding the performance of our obligations under the indenture and as to any default in performance.

Modification and Waiver

Modifications and Amendments. We and the trustee may modify and amend either indenture, in most cases with the consent of the holders of a majority in principal amount of the outstanding debt securities affected by the modification or amendment.

Unless the applicable prospectus supplement states otherwise, however, we may not, without the consent of the holder of each outstanding debt security affected:

•	change the date specified in the debt security for the payment of the principal of, or any installment of principal of, or mandatory sinking fund or any premium or interest on, the debt security,

•	reduce the principal amount of, or any premium or interest on, any debt security,

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of that debt security,

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security,

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security,

•	modify conversion rights in a manner adverse to the holders of the debt securities,

•	modify any of the provisions of the subordinated indenture relating to subordination in a manner adverse to the holders of the subordinated debt securities, or

•	reduce the percentage in principal amount of outstanding debt securities, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

Each indenture permits, with certain exceptions as noted above or as therein provided, the amendment thereof and the modification of our rights and obligations and the rights of the holders of each series of debt securities to be effected under the applicable indenture at any time by us and the trustee with the consent of certain holders of our debt securities. With respect to any such series of debt securities, the required consent could be obtained from either the holders of a majority in principal amount of the debt securities of that series, or from the holders of a majority in principal amount of the debt securities of that series and all other series affected by that amendment, voting as a single class.

We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

•	to evidence the succession of another person to us, and the assumption by such successor of our obligations under the indenture and the debt securities;

•	to add covenants of our company, or surrender any of our rights, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities;

•	to provide for the issuance of additional securities in accordance with the indenture;

•	to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence and provide the acceptance of any successor trustee with respect to the debt securities of one or more series or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

•	to provide any additional events of default for the benefit of the holders of all or any series of debt securities;

•	to add to or change any of the provisions of the indentures to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registerable or not registerable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of the indentures in respect of one or more series of debt securities, provided that any such addition, change or elimination:

•	shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such debt security with respect to such provision, or

•	shall become effective only when there is no such debt security outstanding;

•	to secure one or more series of the debt securities;

•	to provide for the appointment of an authenticating agent or agents with respect to one or more series of debt securities which shall be authorized to act on behalf of the trustee to authenticate debt securities of such series issued upon original issue and upon exchange, registration of transfer or partial redemption of debt securities of such series;

•	to make any provisions with respect to the optional conversion rights of holders, including providing for the conversion of the debt securities into any other security or securities of ours, provided that such provisions are not adverse to the interests of the holders of any debt securities then outstanding;

•	to add any guarantee of one or more series of the debt securities; or

•	to amend or supplement any provision contained in the indentures or in any supplemental indenture, provided that no such amendment or supplement shall, in the opinion of our board of directors, as evidenced by a resolution of our board of directors, materially adversely affect the interests of the holders of any debt securities then outstanding.

Waivers. The holders of a majority in principal amount of the outstanding debt securities of any series issued under either indenture may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any debt security of that series or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected.

With respect to any series of debt securities issued under either indenture, in addition to obtaining waivers from the holders of a majority in principal amount of outstanding debt securities of that series as provided under the preceding paragraph, a waiver of compliance with the applicable indenture or of past defaults under the applicable indenture can also be obtained from the holders of a majority in principal amount of debt securities of that series and all other series affected by the waiver, whether issued under that indenture or the other indenture or any other indenture of ours providing for such aggregated voting, all voting as a single class.

Consolidation, Merger and Conveyances

We may consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our properties and assets to any person, only if:

•	we are the continuing corporation or the successor entity is a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and assumes our obligations under the debt securities and the indentures pursuant to a supplemental indenture reasonably satisfactory to the trustee, provided that in the case when such successor entity is not a corporation, a co-obligor of the debt securities is a corporation,

•	after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing, and

•	certain other conditions specified in the indenture are met.

Upon complying with the foregoing conditions and the successor entity assuming all of our obligations under the indentures, such entity will be bound by the indentures and have all of our rights and powers thereunder as if it were an original party to the indentures, and, except in the case of a lease, all of our obligations under the indentures will terminate.

Defeasance

Unless the applicable prospectus supplement states otherwise, the following defeasance provisions will apply to the debt securities.

Each indenture provides that we may elect either:

•	to defease and be discharged from any and all obligations with respect to all or any series of debt securities with certain limited exceptions described below, which we refer to as full defeasance, or

•	to be released from our respective obligations with respect to all or any series of debt securities under the restrictive covenants in the applicable indenture and the related Events of Default, which we refer to as covenant defeasance.

In order to accomplish full defeasance or covenant defeasance, we must deposit with the trustee, or other qualifying trustee, in trust, money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the debt securities to be defeased on the applicable due dates or redemption dates for the payments. Such a trust may be established only if, among other things, we deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of full defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if full defeasance or covenant defeasance had not occurred. The opinion, in the case of full defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the applicable indenture. Obligations not discharged in a full defeasance include those relating to the rights of holders of outstanding debt securities to receive, solely from the trust fund described above, payments in respect of the principal of and any premium and interest on debt securities when due as set forth in each indenture, and obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to hold moneys for payment in trust and to compensate, reimburse and indemnify the trustee.

The applicable prospectus supplement may further describe additional provisions, if any, permitting full defeasance or covenant defeasance with respect to the debt securities.

Discharge

We may satisfy and discharge our obligations under either indenture by delivering to the trustee for cancellation all debt securities outstanding under that indenture or by depositing with the trustee or the paying agent, no earlier than one year before the debt securities become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by us.

Regarding the Trustee

We have had a normal business banking relationship, including the maintenance of accounts and the borrowing of funds, with The Bank of New York Trust Company, N.A., who will be the original trustee under each indenture, and its affiliates. The address of the trustee is 227 West Monroe Street, Suite 2600, Chicago, Illinois 60606; Attention: Corporate Trust Services. The trustee may own our debt securities, and transact other business with us, subject to the Trust Indenture Act.

No Personal Liability of Directors, Officers, Employees and Stockholders

No recourse for payment of the principal of, or premium or interest, if any, on any of the debt securities, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ours contained in the indentures, or in any of the debt securities, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of ours or of any successor person, either directly or through us or any successor person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability, either at common law or in equity or by constitution or statute, is hereby waived and released as a condition of, and as consideration for, the execution of the indentures and the issuance of the debt securities.

Governing Law

New York law will govern the indentures and the debt securities.

Global Securities

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be issued in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, as depositary. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for that global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or a nominee of that successor depositary.

Book-Entry System

Initially, the debt securities will be registered in the name of Cede & Co., the nominee of The Depository Trust Company, which we refer to as the depositary. Accordingly, beneficial interests in the debt securities will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants.

Upon the issuance of a book-entry security, the depositary for that book-entry security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that book-entry security to the accounts of persons that have accounts with that depositary, or participants. Those accounts will be designated by the initial purchasers of the debt securities. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the depositary’s system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with participants either directly or indirectly, which we refer to as indirect participants. Persons who are not participants may beneficially own book-entry securities held by the depositary only through participants or indirect participants.

Ownership of beneficial interests in any book-entry security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants in that book-entry security and on the records of participants with respect to interests of indirect participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws, as well as the limits on participation in the depositary’s book-entry system, may impair the ability to transfer beneficial interests in a book-entry security.

So long as the depositary or its nominee is the registered owner of a book-entry security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by that book-entry security for all purposes under the indentures. Except as provided below, owners of beneficial interests in debt securities represented by book-entry securities will not be entitled to have debt securities of the series represented by that book-entry security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form, and will not be considered the owners or holders of the debt securities under the indentures.

Payments of principal of, premium, if any, and interest on debt securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the book-entry security representing those debt securities. We expect that the depositary for the debt securities or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the book-entry security for those debt securities, as shown on the records of the depositary or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in the book-entry security held through those persons will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name”, and will be the responsibility of the participants and indirect participants. None of us, the trustee, any authenticating agent, any paying agent, or the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry security for those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If the depositary for the debt securities notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, we will appoint a successor depositary. If a successor is not appointed within 90 days, we will issue debt securities in definitive registered form in exchange for the book-entry security representing the debt securities. In addition, we may at any time and in our sole discretion determine that the debt securities issued in the form of one or more book-entry securities will no longer be represented by that book-entry security or securities and, in that event, we will issue debt securities in definitive registered form in exchange for the book-entry security or securities. Further, if we so specify with respect to the debt securities, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default, with respect to the debt securities has occurred and is continuing, an owner of a beneficial interest in a book-entry security representing the debt securities may receive debt securities in definitive registered form. In that case, an owner of a beneficial interest in a book-entry security will be entitled to physical delivery in definitive registered form of debt securities represented by and in exchange for that book-entry security equal in principal amount to that beneficial interest and to have those debt securities registered in its name.

The Depository Trust Company

The Depository Trust Company, or DTC, has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, DTC eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organization. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the DTC and its participants are on file with the SEC.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock, or any of the other securities that we may sell under this prospectus, at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase or sell the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement will describe, among other things:

•	the material terms of any purchase contracts and of the securities being sold pursuant to such purchase contracts;

•	any special United States federal income tax considerations applicable to the purchase contracts; and

•	any material provisions governing the purchase contracts that differ from those described above.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement may describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

EXPERTS

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation and subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, included in Sprint Nextel’s Current Report on Form 8-K filed September 18, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included in Sprint Nextel’s annual report on Form 10-K/A for the year ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements and financial statement schedule refers to the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, in the fourth quarter of 2005.

With respect to the unaudited interim financial information for the periods ended March 31, 2006 and 2005, June 30, 2006 and 2005, and September 30, 2006 and 2005, incorporated by reference herein, KPMG LLP has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Sprint Nextel’s Current Report on Form 8-K filed September 18, 2006 and Sprint Nextel’s quarterly reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and incorporated by reference herein, state that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) for the year ended December 31, 2003 included in its current report on Form 8-K filed September 18, 2006 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting of Nextel Communications, Inc. and subsidiaries as of and for the year ended December 31, 2004 incorporated in this prospectus by reference in the Current Report on Form 8-K dated August 18, 2005 (as amended by the Current Report on Form 8-K/A dated December 5, 2005) of Sprint Nextel Corporation have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, in 2003 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated balance sheet of Nextel Communications, Inc. and subsidiaries as of June 30, 2005, and the related condensed consolidated statements of operations and comprehensive income for the three-month and six-month periods ended June 30, 2005 and 2004, and of cash flows for the six-month periods ended June 30, 2005 and 2004, and the condensed consolidated statement of changes in stockholders’ equity for the six-month period ended June 30, 2005 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Current Report on Form 8-K/A dated December 5, 2005 of Sprint Nextel Corporation and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

LEGAL MATTERS

Unless otherwise indicated in a supplement to this prospectus, the validity of the securities will be passed upon for us by Jones Day.